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Exhibit 10.8

ACQUISITION REPURCHASE AGREEMENT

by and among

[ ] as Buyer,

and

GRAMERCY CAPITAL CORP.

and

GKK CAPITAL LP, as the Seller

and

the Additional Sellers from time to time parties hereto

Dated as of July , 2004

TABLE OF CONTENTS

		Page
ARTICLE I APPLICABILITY
Section 1.01	Purchase and Sale	1
ARTICLE II DEFINITIONAL PROVISIONS
Section 2.01	Definitions	1
Section 2.02	Other Definitional Provisions; Determinations by Buyer	25
ARTICLE III INITIATION; TERMINATION
Section 3.01	Conditions Precedent to Initial Transaction	25
Section 3.02	Conditions Precedent to all Transactions	26
Section 3.03	Transaction Mechanics; Related Matters	29
Section 3.04	Repurchases	31
Section 3.05	Facility Termination Date; Maximum Amount	32
Section 3.06	Payment of Price Differential	32
ARTICLE IV MARGIN MAINTENANCE
Section 4.01	Margin Adjustments	33
Section 4.02	Margin Correction Deadline	33
ARTICLE V INCOME PAYMENTS; REQUIREMENTS OF LAW
Section 5.01	Income Payments	33
Section 5.02	Requirements of Law	34
ARTICLE VI SECURITY INTEREST
Section 6.01	Security Interest	35
Section 6.02	Release of Security Interest	36
ARTICLE VII PAYMENT, TRANSFER AND CUSTODY
Section 7.01	Payment, Transfer and Custody	36

i

ii

SCHEDULES
Schedule 1(a)	Representations and Warranties Re: Purchased Assets Consisting of Whole Loans
Schedule 1(b)	Representations and Warranties Re: Purchased Assets Consisting of Junior Interests
Schedule 1(c)	Representations and Warranties Re: Purchased Assets Consisting of Mezzanine Loans
Schedule 1(d)	Representations and Warranties Re: Purchased Assets Consisting of Preferred Equity
Schedule 1(e)	Representations and Warranties Re: Purchased Assets Consisting of CMBS
Schedule 1(f)	Representations and Warranties Re: Purchased Assets Consisting of RMBS
Schedule 1(g)	Representations and Warranties Re: Purchased Assets Consisting of Pass-Through Interests
Schedule 2	Wiring Instructions
Schedule 3	Controlled Accounts
Schedule 4	Insurance
Schedule 5	Subsidiaries
EXHIBITS
Exhibit A	Form of Transaction Request
Exhibit B	Form of Confirmation
Exhibit C	UCC Filing Jurisdictions
Exhibit D	Form of Margin Deficit Notice
Exhibit E	Form of Servicer Notice
Exhibit F	Form of Custodial Agreement
Exhibit G	Form of Account Control Agreement
Exhibit H	Form of Release Letter(s)
Exhibit I	Form of Libor Period Election Notice
Exhibit J	Form of Compliance Certificate
Exhibit K	Form of Purchased Asset Data Summary
Exhibit L	Form of Pledge and Security Agreement
Exhibit M	Form of Escrow Agreement
Exhibit N	Form of Closing Letter
Exhibit O	Form of Additional Seller Joinder Agreement

iii

ACQUISITION REPURCHASE AGREEMENT

        ACQUISITION REPURCHASE AGREEMENT, dated as of July    , 2004 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this "Agreement"), by and among [BUYER] ("Buyer"), GRAMERCY CAPITAL CORP., a Maryland corporation and GKK CAPITAL LP, a    limited partnership and the additional sellers from time to time parties hereto (the "Additional Sellers", together with Gramercy Capital Corp. and GKK Capital LP, the "Seller").

ARTICLE I

APPLICABILITY

        Section 1.01    Purchase and Sale.    Subject to the terms and conditions hereof, from time to time during the Purchase Period (as defined below) Buyer may, upon request of Seller, enter into transactions (or a series of transactions) with Seller in which Seller transfers certain Mortgage Assets (as defined below) to Buyer in a sales transaction against the transfer of funds by Buyer representing the purchase price for such Mortgage Assets, with a simultaneous agreement by Buyer to transfer to Seller such Mortgage Assets in a repurchase transaction to occur on a date certain, which shall not be later than the Facility Termination Date (as defined below), against the transfer of funds by Seller representing the repurchase price for such Mortgage Assets. Each such transaction shall be referred to herein as a "Transaction" and shall be governed by this Agreement, unless otherwise agreed in writing.

ARTICLE II

DEFINITIONAL PROVISIONS

        Section 2.01    Definitions.

        (a)   As used herein, the following terms shall have the following meanings (all terms defined in this Section 2.01 or in other provisions of this Agreement in the singular shall have the same meanings when used in the plural and vice versa). Terms otherwise not defined herein shall have the meanings assigned thereto in the Custodial Agreement. "Accepted Servicing Practices": With respect to any Mortgage Asset, those mortgage servicing practices of prudent lending institutions which service Mortgage Assets of the same type as such Mortgage Asset in the jurisdiction where the related Mortgaged Property is located.

        "Account Control Agreement": An Account Control Agreement, substantially in the form attached as Exhibit H hereto, among the Seller, Buyer and the Bank.

        "Act of Insolvency": With respect to any Person, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (ii) the seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or any substantial part of the property of such Person; (iii) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (iv) the making of a general assignment for the benefit of creditors; (v) the admission by such Person of its inability to pay its debts or discharge its obligations as they become due or mature; or (vi) that any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person.

        "Additional Sellers": The meaning assigned to such term in the introductory paragraph hereof.

        "Affiliate": Any (A) entity that directly or indirectly owns, controls, or holds with power to vote, 20 percent or more of the outstanding voting securities of the debtor, other than an entity that holds such securities (i) in a fiduciary or agency capacity without sole discretionary power to vote such securities; or (ii) solely to secure a debt, if such entity has not in fact exercised such power to vote; (B) corporation 20 percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by the debtor, or by an entity that directly or indirectly owns, controls, or holds with power to vote, 20 percent or more of the outstanding voting securities of the debtor, other than an entity that holds such securities (i) in a fiduciary or agency capacity without sole discretionary power to vote such securities; or (ii) solely to secure a debt, if such entity has not in fact exercised such power to vote; (C) person whose business is operated under a lease or operating agreement by a debtor, or person substantially all of whose property is operated under an operating agreement with the debtor; or (D) entity that operates the business or substantially all of the property of the debtor under a lease or operating agreement.

        "Agreement": The meaning assigned thereto in the introductory paragraph hereof.

        "ALTA": The American Land Title Association.

        "Allocated Underlying Debt": With respect to an Underlying Mortgaged Property, any senior or pari passu Indebtedness secured directly or indirectly by such Underlying Mortgaged Property, including, without limitation, any preferred equity interest or mezzanine debt that is senior to, or pari passu with, the related Mortgage Asset in right of payment or priority.

        "Alternate Base Rate": The meaning assigned to such term in the Fee Letter.

        "Asset Schedule and Exception Report": The meaning assigned thereto in the Custodial Agreement.

        "Asset Value": As of any date of determination for each Eligible Asset, with respect to a Mortgage Asset of a certain Class and the applicable Type of Underlying Mortgaged Property, the least of (x) the product of the Book Value of such Mortgage Asset, plus or minus, in each case, the net value of any Interest Rate Protection Agreement (to the extent the applicable Seller's interest in such Interest Rate Protection Agreement has been assigned to Buyer and so long as Buyer has a perfected first priority security interest therein) in effect in respect of such Mortgage Asset times the Purchase Rate applicable thereto, (y) the product of the Market Value of such Mortgage Asset, plus or minus, in each case, the net value of any Interest Rate Protection Agreement (to the extent the applicable Seller's interest in such Interest Rate Protection Agreement has been assigned to Buyer and so long as Buyer has a perfected first priority security interest therein) in effect in respect of such Mortgage Asset times the Purchase Rate applicable thereto and (z) if the LTV for an Underlying Mortgaged Property (including the principal amount of a Mortgage Asset) is greater than the Maximum LTV for such Underlying Mortgaged Property, the product of (i) that portion of the principal amount of such Mortgage Asset, which when added to the Allocated Underlying Debt for such Underlying Mortgaged Property, would result in an LTV for such Underlying Mortgaged Property that would equal the Maximum LTV for such Mortgaged Property times (ii) the Purchase Rate applicable to such Mortgage Asset. As of each date of determination, the Purchase Rate shall take into account all adjustments applicable thereto pursuant to the proviso set forth at the end of the definition thereof and the following additional limitations on Asset Value shall apply:

          (a)   the aggregate Asset Value of the Mortgage Assets shall be reduced to the extent that application of the Sub-Limit to the Underlying Properties securing Mortgage Assets at any time results in breach of the Sub-Limit (such reduction to be determined by the Buyer by reference to the Mortgage Assets secured by the Underlying Properties that give rise to breach of the Sub-Limit), unless waived in writing by Buyer in its sole and absolute discretion; and

          (b)   unless otherwise specifically agreed by Buyer in the related Confirmation, the Asset Value shall be deemed to be zero with respect to each Mortgage Asset (i) in respect of which there is a material breach of a representation and warranty set forth in Schedule 1 (as applicable) which has not been cured by Seller in accordance with the terms of this Agreement (and any applicable cure period set forth in this Agreement has expired) or waived in writing by Buyer (assuming each representation and warranty is made as of the date the Asset Value is determined), (ii) with respect to any Wet Mortgage Asset in respect of which the Mortgage Asset File (subject to the requirements of the Custodial Agreement) has not been delivered to the Custodian within five (5) Business Days following the Purchase Date, (iii) which has been released from the possession of the Custodian under the Custodial Agreement to Seller for a period in excess of twenty (20) calendar days, (iv) upon the occurrence of any Act of Insolvency with respect to any co-participant or any other Person having an interest in such Mortgage Asset or any related Underlying Mortgaged Property which is senior to, in right of payment or priority the rights of Buyer in such Mortgage Asset and (v) which is determined by Buyer not to be an Eligible Asset.

Notwithstanding any other provision herein, Seller agrees that to the extent Seller fails to deliver any reports required hereunder with respect to the Mortgage Asset and/or Underlying Mortgaged Property, such failure will adversely affect the Asset Value of such Mortgage Asset, and to the extent that such failure to deliver reports causes Buyer to determine in its good faith that it is unable to accurately determine the Asset Value of such Mortgage Asset, the Asset Value shall be deemed to be zero.

        "Assignment of Leases": With respect to any Mortgage, an assignment of leases thereunder, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the Underlying Mortgaged Property is located to reflect the assignment of leases.

        "Assignment of Mortgage": With respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Underlying Mortgaged Property is located to reflect the assignment of the Mortgage to Buyer.

        "Bank": The meaning assigned thereto in the Account Control Agreement.

        "Book Value": With respect to any Mortgage Asset at any time, an amount, as certified by the applicable Seller, equal to the lesser of (x) the face or par amount of such Mortgage Asset and (y) the price which Seller paid for such Mortgage Asset plus any additional capital advanced by Seller in respect of such Mortgage Asset, less, in either case, an amount equal to the sum of all principal paydowns paid in respect of such Mortgage Asset and realized losses or other write downs recognized relating to such Mortgage Asset.

        "Breakage Costs": The meaning assigned thereto in Section 3.06(b).

        "Business Day": (i) For all purposes other than as covered by clause (ii) below, any day on which commercial banks are open for business in New York and, solely with respect to the Custodial Agreement, Minnesota (or such other state where a successor custodian has its principal place of business), and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, any Transaction, the Pricing Rate applicable to which is based upon the Eurodollar Rate, any day on which commercial banks are open in each of New York and London.

        "Buyer": The meaning assigned thereto in the introductory paragraph hereof.

        "Capitalized Lease Obligations": Obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

        "Capital Stock": Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.

        "Change of Control": The occurrence of any of the following events: (a) prior to an internalization of management by Parent, if GKK Manager LLC is no longer the manager of Parent, (b) after such time as Parent is internally managed, any "person" or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of Capital Stock of the Parent entitled to vote generally in the election of directors of 20% or more; or (c) the Parent shall cease to own and control, of record and beneficially, directly 100% of each class of outstanding Capital Stock of each Seller. Notwithstanding the foregoing, neither Buyer nor any other Person shall be deemed to approve or to have approved any internalization of management as a result of this definition or any other provision herein.

        "Class": With respect to a Mortgage Asset, such Mortgage Asset's classification as one of the following: Whole Loan, Junior Interest, Mezzanine Loan, Preferred Equity, CMBS, RMBS, Distressed Debt or Pass-Through Interest.

        "CMBS": Pass-through certificates representing beneficial ownership interests in one or more first lien mortgage loans secured by commercial and/or multifamily properties.

        "Code": The Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

        "Collection Account": The account set forth on Schedule 3 established by Seller on behalf of Buyer and subject to an Account Control Agreement, into which all Income shall be deposited.

        "Confirmation": The meaning specified in Section 3.03(c).

        "Consolidated Adjusted EBITDA": For any period, determined with respect to any Person(s) on a consolidated basis, an amount equal to the sum of (a) net income (or loss) of such Person(s) for such period determined on a consolidated basis (prior to any impact from minority interests and before deduction of Preferred Dividends on preferred stock, if any, of such Person(s)), in accordance with GAAP, plus the following (but only to the extent actually included in determination of such net income (or loss)): (i) depreciation and amortization expense, (ii) interest expense, (iii) income tax expense and (iv) extraordinary or non-recurring gains and losses; plus (b) each such Person's pro rata share of Consolidated Adjusted EBITDA of its Unconsolidated Affiliates. Consolidated Adjusted EBITDA will be adjusted to remove all impact of FIN 46 and FAS 140 to the extent of related transfers to special purpose entities in connection with bona fide securitizations of Mortgage Assets.

        "Consolidated Interest Expense": For any period, determined without duplication with respect to any Person(s) on a consolidated basis, the amount of total interest expense incurred (in accordance with GAAP), including capitalized or accruing interest (but excluding interest funded under a construction loan), plus each such Person's pro rata share of Interest Expense from Joint Venture investments and Unconsolidated Affiliates.

        "Consolidated Subsidiaries": Any Subsidiary of Parent, or any other entity, which is consolidated with Parent in accordance with GAAP or which is required under GAAP to be consolidated with Parent.

        "Consolidated Tangible Net Worth": As of a particular date,

  (a)
  all amounts which would be included under capital (or any like caption) on a consolidated balance sheet of any Person(s) at such date determined in accordance with GAAP, less

  (b)
  (i) amounts owing to such Person(s) from any Affiliates thereof (other than "arm's length" loans to SLG), or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person(s) or their respective Affiliates,

    (ii) intangible assets [(other than Interest Rate Protection Agreements specifically related to the Purchased Assets)], (iii) prepaid taxes and/or expenses and (iv) the value of any Mortgage Asset which, after its Purchase Date, becomes REO Property.

        "Consolidated Total Assets": At any time, an amount equal to the aggregate book value of (a) all assets owned by any Person(s) (on a consolidated basis) and (b) the proportionate share of assets owned by non-consolidated subsidiaries of such Person(s), less (i) amounts owing to such Person(s) from any Affiliates thereof (other than "arm's length" loans to SLG), or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person(s) or their respective Affiliates, (ii) intangible assets [(other than Interest Rate Protection Agreements specifically related to the Purchased Assets)] and (iii) prepaid taxes and/or expenses.

        "Consolidated Total Indebtedness": At any time, without duplication, all amounts of Indebtedness and Contingent Liabilities of any Person(s) and all Subsidiaries thereof determined on a consolidated basis, plus the pro rata share of Indebtedness and Contingent Liabilities of Unconsolidated Affiliates of such Person(s).

        "Contingent Liabilities": Means with respect to any Person(s) and all Subsidiaries thereof (without duplication): (i) liabilities and obligations (including any Guarantee Obligations) of such Persons in respect of "off-balance sheet arrangements" (as defined in the SEC Off-Balance Sheet Rules) which would be required to be, or customarily would be, disclosed in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of a Form 10-Q or Form 10-K (or their equivalents) which any such Person (or any Affiliate thereof) is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefore) other than bona fide securitization transactions which fall into this category solely as a result of the application of FAS 140 or FIN 46, (ii) any obligation (including, without limitation, any Guarantee Obligation) whether or not required to be disclosed in the footnotes to any such Person's financial statements, guaranteeing partially or in whole any Non-Recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion, environmental indemnities and guarantees of customary carve-out matters made in connection with Non-Recourse Indebtedness, such as fraud, misappropriation, bankruptcy and misapplication) which have not yet been called on or quantified, of such Person or of any other Person, and (iii) any forward commitment or obligation to fund or provide proceeds with respect to any loan or other financing which is obligatory and non-discretionary on the part of the lender. The amount of any Contingent Liabilities described in clause (ii) shall be deemed to be (a) with respect to a guarantee of interest or interest and principal, or operating income guarantee, the sum of all payments required to be made thereunder (which in the case of an operating income guarantee shall be deemed to be equal to the debt service for the note secured thereby, through (x) in the case of an interest or interest and principal guarantee, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (y) in the case of an operating income guarantee, the date through which such guarantee will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of such Person. As used in this definition, the term "SEC Off-Balance Sheet Rules" means the Disclosure in Management's Discussion and Analysis About Off Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).

        "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

        "Controlled Accounts": A collective reference to the Collection Account and the Operating Account.

        "Custodial Agreement": A custodial agreement, substantially in the form attached as Exhibit G hereto, by and among the Seller, Buyer and the Custodian, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

        "Custodian": Wells Fargo Bank, N.A. and its successors in interest, as custodian under the Custodial Agreement, and any successor Custodian under the Custodial Agreement.

        "Debt Service Coverage Ratio" or "DSCR": With respect to any Mortgage Asset, as of any date of determination, each of (a) the In Place DSCR and (b) the Stabilized DSCR of such Mortgage Asset at such time.

        "Distressed Debt": Sub-performing or non-performing Whole Loans secured by commercial or multifamily real estate.

        "Dry Funding": A Transaction for which a complete Mortgage Asset File, in accordance with the terms of this Agreement and the Custodial Agreement, has been delivered for each Mortgage Asset to the Custodian prior to the related Purchase Date.

        "Dry Mortgage Asset": A Mortgage Asset for which a complete Mortgage Asset File, in accordance with the terms of this Agreement and the Custodial Agreement, has been delivered to the Custodian prior to related Purchase Date.

        "Default": Any of the events specified in Section 10.01, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

        "Defaulted Mortgage Asset": Any Mortgage Asset (a) which is sixty (60) days or more delinquent in the payment of principal, interest, fees or other amounts payable under the terms of the related Mortgage Asset documents (including, without limitation, any Preferred Equity which has not been current pay during such period), (b) for which there is a material breach of the representations and warranties set forth on Schedules 1(a)–1(g), as applicable, hereto having a Material Adverse Effect on such Mortgage Asset, or (c) for which there is a non-monetary default under the related Mortgage Asset documents.

        "Delinquent Mortgage Asset": A Mortgage Asset which is thirty (30) or more days, but less than sixty (60) days, delinquent in the payment of principal, interest, fees or other amounts payable under the terms of the related Mortgage Asset documents (including, without limitation, any Preferred Equity which has not been current pay during such period).

        "Derivatives Contract": Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term "Derivatives Contract" includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives

Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

        "Derivatives Termination Value": With respect to any Derivatives Contract, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contract, (a) for any date on or after the date such Derivatives Contract has been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contract, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contract (which may include Buyer).

        "Dollars" and "$": Freely transferable lawful money of the United States of America.

        "Due Diligence Review": The performance by Buyer of any or all of the reviews permitted under Section 12.11 with respect to any or all of the Mortgage Assets, as reasonably desired by Buyer from time to time.

        "Effective Date": The first date upon which all of the conditions precedent set forth in Section 3.01 shall have been satisfied.

        "Election Notice": An irrevocable notice substantially in the form of Exhibit J hereto specifying the Eurodollar Period which the applicable Seller has selected in respect of any Transaction.

        "Electronic Transmission": The delivery of information in an electronic format acceptable to the applicable recipient thereof.

        "Eligible Asset": A Mortgage Asset which as of any date of determination:

          (a)   is not a Defaulted Mortgage Asset or Delinquent Mortgage Asset;

          (b)   is not a construction loan or a construction note of any sort (which shall not, in and of itself, preclude Mortgage Assets that include renovation, rehabilitation or expansion components which will be completed within twelve (12) months of the related Purchase Date);

          (c)   has been approved by Buyer in its sole discretion;

          (d)   has been acquired by either Parent or a special purpose entity which is a subsidiary of Parent and which is a Seller under this Agreement;

          (e)   except with respect to RMBS and CMBS, Buyer has received an appraisal meeting the standards of FIRREA and stating that the LTV of the related Underlying Mortgaged Property is not greater than 78% (except with respect to hotels, in which case the related LTV shall not be greater than 60%);

          (f)    is not a Wet Mortgage Asset for which the Mortgage Asset File has not been delivered in accordance with the terms of this Agreement and the Custodial Agreement within five (5) Business Days after the Purchase Date; and

          (g)   in the case of a Whole Loan, is evidenced by an original Mortgage Note;

provided, that (i) "Eligible Asset" shall not include any Mortgage Asset consisting of Preferred Equity or a first loss debt instrument (other than CMBS) which represents (a) less than 5.0% of the total debt capitalization of the related Underlying Mortgaged Property or (b) more than 15% of the equity capitalization of the related Underlying Mortgaged Property, (ii) notwithstanding the foregoing and any Mortgage Asset's failure to conform to any of the criteria set forth above, Buyer may, in its sole discretion, designate in writing any such non-compliant Mortgage Asset an Eligible Asset and (iii) in the case of Mortgage Assets consisting of Preferred Equity and Distressed Debt, Buyer reserves the right to require that such Mortgage Assets be held in a separate Special Purpose Entity in order to be included as Eligible Assets.

        "Environmental Law": Any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

        "Equity Interest": With respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

        "ERISA": The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement, and to any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

        "ERISA Affiliate": Any person (as defined in Section 3(g) of ERISA which, together with the Borrower would be deemed to be a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code.

        "Equity Interest": With respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interest in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

        "Equity Issuance": Any issuance by a Person of any Equity Interest, which shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

        "Escrow Instruction Letter": The meaning assigned thereto in the Custodial Agreement.

        "Eurodollar Period": With respect to any Transaction, (i) initially, the period commencing on the Purchase Date with respect to such Transaction and ending on the earlier of the related Repurchase Date and the first Payment Date after such Purchase Date, and (ii) thereafter, each period commencing on the last day of the preceding Eurodollar Period applicable to such Transaction and ending on the earliest of (x) the related Repurchase Date, (y) the Payment Date that is one-month, two-months, three-months or six-months thereafter, in each case as specified by Seller in an Election Notice delivered to Buyer not less than three (3) Business Days prior to the last day of then-current Eurodollar Period with respect thereto; provided, that Seller may not select a Eurodollar Period longer than one-month if the last day of such Eurodollar Period occurs after the Facility Termination Date and, in the event that the Buyer has not received an Election Notice by the date which is three (3) Business days prior to the last day of then-current Eurodollar Period with respect thereto, the applicable Seller shall be deemed to have selected a one-month Eurodollar Period, or (z) the Facility Termination Date. In no event may Seller elect a Eurodollar period which would extend beyond the applicable Maturity Date of either this Agreement or the Liquidity Facility and, unless Buyer and Banks (as such term is defined in the Liquidity Facility) otherwise agree, in no event may there be more than five (5) different interest periods for Eurodollar Rate transactions under either this Agreement and the Liquidity Facility at any one time. Any portion of this Agreement subject to an election pursuant to this definition for any particular interest period shall be in the minimum aggregate amount of $1,000,000 and in multiples of $1,000,000.

        "Eurodollar Rate": With respect to any outstanding Transaction, the rate per annum equal to the rate for deposits in Dollars for a period equal to the applicable Eurodollar Period which appears on page 3750 of the Telerate Screen at or about 9:00 a.m., New York City time, three (3) Business Days prior to the beginning of such Eurodollar Period (and if such date is not a Business Day, the Eurodollar Rate in effect on the Business Day immediately preceding such date), and if such rate shall not be so quoted, the average rate per annum at which three (3) mutually acceptable banks are offered Dollar deposits at or about 8:00 a.m., New York City time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its Transactions are then being conducted for delivery on such day for a period of thirty (30) days and in an amount comparable to the amount of the Transactions to be outstanding on such day. The Eurodollar Rate shall be reset by Buyer as described above and Buyer's determination of Eurodollar Rate shall be conclusive upon the parties absent manifest error on the part of Buyer.

        "Event of Default": The meaning specified in Section 10.01.

        "Facility Termination Date": the Initial Termination Date, or such later date as may by in effect pursuant to Section 3.05(a) hereof, or such earlier date on which any of this Agreement, the Liquidity Facility or the Master Repo Facility shall terminate in accordance with the provisions of such facility or by operation of law.

        "Federal Funds Rate": Shall mean for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/1000 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such Business Day, the Federal Funds Rate for such day shall be the average of the quotations for such day for such transactions received by Wachovia Bank, National Association from three Federal funds brokers of recognized standing and reputation reasonably selected by Wachovia Bank, National Association.

        "Fee Letter": That certain Fee Letter, dated July [    ], 2004, among the Seller and Buyer, as the same may be amended, supplemented or otherwise modified from time to time.

        "Funds From Operation" or "FFO": For a given period, (a) Net Income of the REIT and its Subsidiaries for such period (before extraordinary and non-recurring items), minus (or plus) (b) gains (or losses) from debt restructuring and sales of property during such period, plus (c) depreciation and amortization of real and personal property assets for such period, plus (d) without duplication, income from unconsolidated partnerships and joint ventures, determined in each case in accordance with GAAP.

        "FHLMC": Federal Home Loan Mortgage Corporation, or any successor thereto.

        "Final Purchase Date": The earlier of (a) July [    ], 2007; provided, that upon written request of all of the Seller delivered to Buyer (which request shall be unconditional and irrevocable) no earlier than one hundred twenty (120) days and no later than ninety (90) days prior to such date, and so long as on such date no event which has a Material Adverse Effect and no Default or Event of Default, or any default under any other Repurchase Document, shall have occurred and then be continuing, Buyer may in its sole discretion agree to extend the Final Purchase Date, for a period not to exceed 364 days, by giving written notice to Seller of such extension and of the new Final Purchase Date determined by Buyer; provided, that any failure by Buyer to deliver any such notice of extension to Seller shall be deemed to be Buyer's determination not to extend the Final Purchase Date and (b) the Facility Termination Date.

        "Fixed Charge Coverage Ratio": For any Person during any period, the Adjusted EBITDA for such period divided by the Fixed Charges for the same period.

        "Fixed Charges": For any Person during any period, the sum of (a) Debt Service, (b) all Preferred Dividends, (c) Capitalized Lease Obligations paid or accrued during such period, (d) Capital Expenditures (if any) and (e) any amounts payable under any Ground Lease. Fixed Charges shall include a proportionate share of items (a), (b), (c), (d) and (e) of all Unconsolidated Affiliates.

        "FNMA": Federal National Mortgage Association, or any successor thereto.

        "Foreclosed Loan": A Mortgage Asset with respect to which the Underlying Mortgaged Property has been foreclosed upon by the applicable Seller.

        "GAAP": Generally accepted accounting principles as in effect from time to time in the United States.

        "GNMA": Government National Mortgage Association, or any successor thereto.

        "Governing Documents": As to any Person, its articles or certificate of incorporation and by-laws, its partnership agreement, its certificate of formation and operating agreement, and/or the other organizational or governing documents of such Person.

        "Governmental Authority": Any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental authority having jurisdiction over the Borrower, the Administrative Agent or any Bank, as applicable, or any of their respective businesses, operations or properties.

        "Ground Lease": A ground lease containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of thirty (30) years or more from the Purchase Date of the Mortgage Asset; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor or with such consent given; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee's interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

        "Ground Lease Asset": A Mortgage Asset the Underlying Mortgaged Property for which is secured or supported in whole or in part by a Ground Lease.

        "Guarantee": As to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well another Person, to purchase assets, goods, securities or services, or to agree to take-or-pay arrangement or otherwise). The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms "Guarantee" and "Guaranteed" used as verbs shall have correlative meanings.

        "Guarantee Obligation": As to any Person (the "guaranteeing person"), without duplication, any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of an obligation for which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The terms "Guarantee" and "Guaranteed" used as a verb shall have a correlative meaning.

        ["In Place DSCR": With respect to any Mortgage Asset, as of any date of determination, the ratio of (x) (i) Net Cash Flow plus (ii) debt service reserves actually held back or funded into Seller controlled accounts subject to the Seller's exclusive dominion and control, plus (iii) at Buyer's sole discretion, third party credit enhancements, to (y) the debt service on the Mortgage Asset calculated using (i) the greater of (A) the required amortization for the first 12 months of the remaining term of the Mortgage Asset or (B) hypothetical 30-year amortization schedule for the first 12 months of the remaining term of the Mortgage Asset, and (ii) an interest rate equal to the actual interest rate (in the case of a fixed interest rate Eligible Asset) or the lesser of (i) the highest applicable strike price of any LIBOR cap contract for such 12-month period (plus the spread) or (ii) the average interest rate for such 12 month period using the applicable "forward LIBOR curve", plus 50 basis points over the spread.]

        "Income": With respect to any Mortgage Asset at any time, all collections and proceeds on or in respect of the Mortgage Assets, including, without limitation, any principal thereof then payable and all interest or other distributions payable thereon less any related servicing fee(s) charged by Servicer.

        "Indebtedness": For any Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (including without limitation principal, interest, assumption fees, prepayment fees, contingent interest, and other monetary obligations whether choate or inchoate); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, letters of credit, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capitalized Lease

Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all "off-balance sheet arrangements" of such Person other than bona fide securitization transactions; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatory Redeemable Stock issued by such Person or any other Person (inclusive of forward equity contracts), valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any keep well arrangements, credit enhancements, contingent or future funding obligations under any Purchased Asset or any obligation senior to the Purchased Asset, unfunded interest reserve amount under any Purchased Asset or any obligation that is senior to the Purchased Asset, purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatory Redeemable Stock)); (h) net obligations under any Derivative Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (i) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities and other similar exceptions to recourse liability (but not exceptions relating to bankruptcy, insolvency, receivership or other similar events)); (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (k) such Person's pro rata share of the Indebtedness of any Unconsolidated Affiliate of such Person.

        "Independent Director" or "Independent Manager": With respect to any Additional Sellers, a natural Person who is not at the time of initial appointment as an Independent Director or Independent Manager, and may not have been at any time during the five (5) years preceding such initial appointment or at any time while serving as Independent Director or Independent Manager, (i) a director (other than Independent Director of Seller), manager (other than Independent Manager of Seller), officer, trustee, employee, partner, member, attorney or counsel of Seller or any of its Affiliates; (ii) a creditor, customer, supplier or other person who derives any of its purchases or revenues from its activities with Seller or any of its Affiliates; (iii) a natual Person controlling or under common control with any Person that would be excluded from serving as an Independent Director or Independent Manager under (i) or (ii), above; or (iv) a member of the immediate family of a natural Person excluded from serving as an Independent Director or Independent Manager under (i) or (ii), above.

        "Initial Termination Date": July [    ], 2006.

        "Interest Coverage Ratio": As to any Person for any period, the ratio of (a) the Adjusted EBITDA of such Person to (b) the Interest Expense of such Person with respect to the same period.

        "Interest Expense" Any Person's total interest expense incurred (in accordance with GAAP), including capitalized or accruing interest (but excluding interest funded under a construction loan), on a consolidated basis plus the Person's pro rata share of Interest Expense from Joint Venture Investments and Unconsolidated Affiliates, without duplication for the most recent period.

        "Interest Rate Protection Agreement": With respect to any or all of the Purchased Assets, any futures contract, options related contract, short sale of US Treasury securities or any interest rate swap, cap, floor or collar agreement or any other similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies and acceptable to Buyer.

        "Investment": With respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, guaranty or credit enhancement of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any binding commitment or option to make an Investment in any other Person shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in any Wachovia Facility document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

        "IPO": The meaning specified in the Liquidity Facility

        "Joint Venture": The meaning specified in the Liquidity Facility.

        "Junior Interest": (a) A junior participation interest in a performing commercial real estate loan or (b) a "B-note" in an "A/B structure" in a performing commercial real estate loan, for which the combined DSCR is not less than that set forth in the related Confirmation, taking into account, in the calculation of the LTV and the DSCR of such Junior Interest, any senior or pari passu Indebtedness secured directly or indirectly by the applicable Underlying Mortgaged Property (including, if applicable, any Preferred Equity).

        "Junior Interest Note": The original executed promissory note, certificate (whether participation or otherwise) or other tangible evidence of a Junior Interest.

        "Late Payment Fee": The meaning specified in Section 3.06(a).

        "Lien": Any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

        "Liquidity Facility": That certain Credit Agreement, dated as of July [    ], 2004, among Gramercy Capital Corp. and its operating partnership, as borrowers, the financial institutions from time to time parties thereto, [    ], as administrative agent, and Wachovia Capital Markets, LLC, as sole lead arranger and sole book manager, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

        "Loan-to-Value Ratio" or "LTV": With respect to any Mortgage Asset, at the time of determination, the ratio of (a) the outstanding principal amount of such Mortgage Asset at such time plus the amount of any Allocated Underlying Debt for such Mortgage Asset at such time to (b) the lesser of (i) the appraised value of the related Underlying Mortgaged Property, as determined by reference to the third-party appraisal, meeting the standards required by FIRREA, of such Underlying Mortgaged Property, with such appraised value being subject to adjustment by Buyer in its sole discretion, and (ii) the purchase price of such Underlying Mortgaged Property.

        "Management Contract": That certain Management Contract, dated as of July [    ], 2004, between [    ] and [    ], as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

        "Manager": The meaning assigned thereto in the Management Contract.

        "Mandatory Redeemable Stock": With respect to any Seller or any Subsidiary thereof, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatory Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests); in each case, on or prior to the Facility Termination Date or the Maturity Date of this Agreement or the Liquidity Facility.

        "Margin Correction Deadline": The time, determined in accordance with Section 4.02 of this Agreement, as the time by which all transfers, repurchases and payments elected to be made by Seller pursuant to a Margin Deficit Notice shall be completed.

        "Margin Deficit": At any time and with respect to any Mortgage Asset subject to a Transaction then outstanding, the amount, if any, by which (a) the Repurchase Price for such Mortgage Asset exceeds the Asset Value of such Mortgage Asset (the value of any applicable Interest Rate Protection Agreements shall be taken into account when making any such calculations) or (b) the aggregate Repurchase Price of all Mortgage Assets subject to Transactions then outstanding exceeds the Maximum Amount.

        "Margin Deficit Notice": A written notice, substantially in the form attached as Exhibit E hereto, which requires Seller to correct a Margin Deficit in accordance with Article IV of this Agreement.

        "Margin Stock": The meaning provided in Regulations U and X of the Board of Governors of the Federal Reserve System.

        "Market Value": As of any date in respect of any Mortgage Asset, the price at which such Mortgage Asset could readily be sold (which price shall in no event be greater than the outstanding principal amount (or equivalent term for "par" for Mortgage Assets with no principal amount) of such Mortgage Asset), as determined by Buyer in its sole discretion exercised in good faith by (i) reference to the market value of the Underlying Mortgaged Property, which shall be determined by a third-party appraisal of the Underlying Mortgaged Property (which appraisal may, at the election of Buyer, be the appraisal in place at the time such Mortgage Asset is sold to the Buyer hereunder), as such determination of the market value of the Underlying Mortgaged Property may be adjusted by Buyer in its sole discretion exercised in good faith, and (ii) taking into account such other criteria as Buyer deems appropriate in its good faith, including, without limitation, current market conditions (including, without limitation, current interest rates and spreads), credit quality, liquidity of position, eligibility for CDO execution, subordination, delinquency status and aging, which price, in each case, may be determined to be zero.

        "Master Repo Facility" that certain $250,000,000 revolving credit facility evidenced by that certain Master Repurchase Agreement dated of even date herewith, by and among [BUYER], [SELLER] and [ADDITIONAL SELLER].

        "Material Adverse Effect": A material adverse effect on (a) the Property, business, operations, financial condition or prospects of Seller, (b) the ability of Seller to perform its obligations under any of the Repurchase Documents to which it is a party, (c) the validity or enforceability of any of the Repurchase Documents, (d) the rights and remedies of Buyer under any of the Repurchase Documents, (e) the timely payment of any amounts payable under the Repurchase Documents, or (f) the Asset Value, rating (if applicable) or liquidity of any or all of the Purchased Assets.

        "Materials of Environmental Concern": Any toxic mold, any petroleum (including, without limitation, crude oil or any fraction thereof) or petroleum products (including, without limitation, gasoline) or any hazardous or toxic substances, materials or wastes, defined as such in or regulated under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, and urea-formaldehyde insulation.

        "Maturity Date": The earlier of (i) July     , 2006, as such date may be extended pursuant to Section 3.05(a) hereof, subject in any event to acceleration pursuant to Section 10.02 hereof, and (ii) the maturity or earlier acceleration of the Master Repo Facility and/or the Liquidity Facility.

        "Maximum Amount": $50,000,000 or such greater amount as Buyer may determine in accordance with Section 3.05(b) hereof.

        "Maximum LTV": With respect to any Purchased Asset at any time, the Loan-to-Value Ratio for the related Underlying Mortgaged Property set forth in the related Confirmation under the heading "Maximum LTV" and for the Class and Type of such Mortgage Asset.

        "Mezzanine Loan": A performing mezzanine loan secured by pledges of all the Capital Stock of a Mortgagor [or that portion of the Capital Stock that includes the general partnership, managing member or other controlling interest (including, without limitation, the sole right to take title to and sell the related Underlying Mortgaged Property)] that owns income producing commercial real estate which is a Type of Mortgaged Property and for which the combined DSCR is not less than that set forth in the related Confirmation, taking into account, in the calculation of the LTV and the DSCR of such Mezzanine Loan, any senior Indebtedness secured directly or indirectly by the applicable Underlying Mortgaged Property, including, without limitation, any preferred equity interest or mezzanine debt that is senior to the related Mortgage Asset in right of payment or priority.

        "Mezzanine Note": The original executed promissory note, certificate or other tangible evidence of Mezzanine Loan indebtedness.

        "Mortgage": Each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a lien on real property and other property and rights incidental thereto.

        "Mortgage Asset": Any Whole Loan, Junior Interest, Mezzanine Loan, Preferred Equity, CMBS, RMBS, Distresssed Debt or Pass-Through Interest (i) the Underlying Mortgaged Property for which is included in the categories for Types of Mortgaged Property, and (ii) which the Custodian has been instructed to hold for Buyer pursuant to the Custodial Agreement listed on a Confirmation.

        "Mortgage Asset Documents": The meaning assigned thereto in the Custodial Agreement.

        "Mortgage Asset File": The meaning assigned thereto in the Custodial Agreement.

        "Mortgage Note": The original executed promissory note or other evidence of the indebtedness of a Mortgagor with respect to a commercial mortgage loan.

        "Mortgaged Property": The real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Mezzanine Note, a Junior Interest Note or a Mortgage Note or, in the case of Preferred Equity, all such real property owned, and all other collateral pledged in favor of the holder of such Preferred Equity, by the issuer of such Preferred Equity.

        "Mortgagee": The record holder of a Mortgage Note secured by a Mortgage.

        "Mortgagor": The obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

        "Multiemployer Plan": A multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

        ["Net Cash Flow": With respect to any Underlying Mortgaged Property, for any period, the underwritten net cash flow calculated in accordance with Buyer's customary criteria for commercial mortgage properties; provided, in all cases, that Net Cash Flow shall be subject to such adjustments as Buyer deems appropriate in accordance with its underwriting guidelines for commercial mortgaged properties.]

        "Net Income": With respect to any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

        "Newly Formed Subsidiary": shall mean a newly formed wholly owned Subsidiary of Parent established for the sole purpose of acquiring title to an Eligible Asset in accordance with the terms of this Agreement, which Newly Formed Subsidiary shall be a Special Purpose Entity to the extent required by Buyer in its sole and absolute discretion.

        "Non-Consolidation Opinion": A "non-consolidation" opinion of outside counsel to Seller in form and substance satisfactory to Buyer.

        "Nonrecourse Indebtedness": With respect to any Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to recourse liability (but not exceptions relating to bankruptcy, insolvency, receivership or other similar events)) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

        "Operating Account": The account of Seller described on Schedule 3 hereto.

        "Parent": Gramercy Capital Corp., a Maryland corporation.

        "Pass-Through Interest": A certificate or certificates representing entire beneficial interests in a grantor trust or similar pass-through special purpose entity exclusively holding any Whole Loans, Junior Interests, Mezzanine Loans, Preferred Equity, Distressed Debt, CMBS or RMBS; provided that such certificate is and will be treated as debt by the United States Internal Revenue Service for tax purposes.

        "Payment Calculation Date": The tenth (10th) day of each month.

        "Payment Date": The fifteenth (15th) calendar day of each month, or if any such day is not a Business Day, the immediately succeeding Business Day.

        "PBGC": The Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

        "Periodic Advance Repurchase Payment": The meaning specified in Section 3.06(a).

        "Person": Any individual, limited liability company, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

        "Plan": Any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Borrower, or a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

        "Pledge and Security Agreement": A Pledge and Security Agreement, substantially in the form attached as Exhibit L hereto, made by [    ] in favor of Buyer, as amended, restated, supplemented or otherwise modified and in effect from time to time.

        "Post-Default Rate": In respect of any day a Transaction is outstanding or any other amount under this Agreement or any other Repurchase Document that is not paid when due to Buyer at the stated Repurchase Date or otherwise when due (a "Post-Default Day"), a rate per annum on a 360 day per year basis during the period from and including the due date to but excluding the date on which such amount is paid in full equal to the Alternate Base Rate plus 500 basis points on such Post-Default Day.

        "Preferred Dividends": For any period and without duplication, all Restricted Payments paid or accrued during such period on Preferred Securities issued by Seller or any Subsidiary thereof. Preferred Dividends shall not include dividends or distributions paid or payable (a) solely in Equity Interests (other than Mandatory Redeemable Stock) payable to holders of such class of Equity Interests; (b) to any Seller or any Subsidiary thereof; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

        "Preferred Equity": A performing current pay preferred equity position (with a put or synthetic maturity date structure replicating a debt instrument) evidenced by a stock share certificate or other similar ownership certificate representing the entire equity ownership interest in entities that own income producing commercial real estate for which the underwritten DSCR is not less than that set forth in the related Confirmation, taking into account, in the calculation of the LTV and the DSCR of such Preferred Equity, any senior Indebtedness secured directly or indirectly by the applicable Underlying Mortgaged Property, including, without limitation, any preferred equity interest or mezzanine debt that is senior to the related Mortgage Asset in right of payment or priority.

        "Preferred Securities": With respect to any Person, Equity Interests in such Person that are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment (or accrual) of dividends or distribution of assets upon liquidation, or both.

        "Price Differential": With respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the applicable Pricing Rate in effect from time to time for such Transaction to the Purchase Price (decreased by any amounts previously paid by the applicable Seller to Buyer hereunder in respect of the Purchase Price component of the Repurchase Price of such Mortgage Asset) for such Transaction on each day during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by the applicable Seller to Buyer with respect to such Transaction).

        "Pricing Rate": With respect to a Mortgage Asset of a certain Class and the applicable Type of Underlying Mortgaged Property, at any date of determination a rate per annum equal to the sum of (a) the Eurodollar Rate applicable on such date plus (b) the Pricing Spread for such Mortgage Asset applicable on such date as set forth in the related Confirmation.

        "Pricing Spread": The point spreads set forth in the related Confirmation corresponding to both the Classes of Mortgage Assets and the Types of Underlying Mortgaged Property set forth therein; provided, that, (i) with respect to each Transaction comprised of more than one (1) Type of Mortgage Asset, the Pricing Spread shall be based upon the Type of Underlying Mortgaged Property on a componentized basis and the weighted average Pricing Spread of the related components as of any date of determination, (ii) in the event that such Transaction is comprised of Mortgage Assets each with a corresponding Book Value, the Pricing Spread shall be based upon the Type of Underlying Mortgaged Property as of any date of determination and (iii) the Pricing Spread will vary in accordance with the Purchase Rate selected by Seller in the related Confirmation. All such reductions and any other adjustments to the Pricing Rate shall be determined by Buyer in its sole discretion and shall be conclusive and binding absent manifest error.

        "Prime Rate": The prime rate announced to be in effect from time to time by Buyer as its prime rate. The prime rate is not intended to be the lowest general rate of interest charged by Buyer to its customers.

        "Property": Any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

        "Properties": The meaning in Section 8.01(x).

        "Purchase Agreement": Any purchase agreement by and between Seller and any third party, including without limitation, any Affiliate of Seller, pursuant to which Seller has purchased assets subsequently sold to Buyer hereunder.

        "Purchase Date": With respect to each Transaction, the date on which the related Mortgage Assets are transferred by Seller to Buyer or its designee (including the Custodian), which date shall in no event be after the Final Purchase Date.

        "Purchase Period": The period from and including the Effective Date to and including the Final Purchase Date.

        "Purchase Price": On each Purchase Date, the price at which the respective Mortgage Assets are transferred by Seller to Buyer or its designee (including the Custodian), which shall equal the Asset Value for such Mortgage Assets on the Purchase Date.

        "Purchase Rate": With respect to a Mortgage Asset of a certain Class and the applicable Type of Underlying Mortgaged Property, the "Purchase Rate" set forth in the applicable column in the related Confirmation; provided, however, that (i) in the event any DSCR criteria applicable to a Mortgage Asset is not satisfied and Buyer nevertheless elects to enter into, or continue, a Transaction in respect of such Mortgage Asset, the applicable Purchase Rate shall be reduced to the level at which all applicable DSCR criteria are satisfied and (ii) if, on any date after the one-year anniversary of the

Effective Date, the total number of Mortgage Assets is fewer than five (5), then on such date (and again on each one-year anniversary of such date) the Purchase Rate applicable to each Mortgage Asset shall be reduced by 5.0% (e.g., from 65% to 60%).

        "Purchased Assets": The Mortgage Assets sold by Seller to Buyer in a Transaction hereunder.

        "Purchased Items": The meaning specified in Section 6.01.

        "Qualified Servicer" shall mean any nationally recognized commercial mortgage loan servicer (other than ORIX Capital Markets LLC or any of its Affiliates) rated at least "Css2" (or equivalent successor rating) by Fitch, Inc., or any successor to Fitch, Inc. and on the approved master servicer list or special servicer list of Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

        ["Qualified Transferee":                        ]

        "Ratings Agencies": Each of Fitch Ratings, Inc., Moody's Investors Services, Inc. or Standard and Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc., or their successors in interest, and such nationally recognized statistical rating agencies as may be designated by Buyer from time to time.

        "Regulations T, U and X": Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

        "REMIC": A real estate mortgage investment conduit, within the meaning of Section 860D(a) of the Code.

        "REMIC Provisions": Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of subchapter M of Chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

        "REIT": A Person satisfying the conditions and limitations set forth in Section 856(b) and 856(c) of the Code which are necessary to qualify such Person as a "real estate investment trust", as defined in Section 856(a) of the Code.

        "Release Letter": A letter substantially in the form of Exhibit I hereto (or such other form acceptable to Buyer).

        "Reportable Event": Any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under Sections .21, .22, .23, .26, .27 or .28 of PBGC Reg. § 4043.

        "Repurchase Date": The date on which the applicable Seller is to repurchase the Purchased Assets from Buyer, which date shall not be later than (a) 120 days after the Purchase Date, if Seller has not exercised its option to extend the Repurchase Date pursuant to Section 3.04(c) or (b) 210 days after the Purchase Date, if Seller has exercised its option to extend the Repurchase Date pursuant to Section 3.04(c), provided that in no event shall the Repurchase Date occur after the Facility Termination Date.

        "Repurchase Documents": This Agreement, the Custodial Agreement, the Account Control Agreement, the Pledge and Security Agreement, all Servicing Agreements (if any), all Interest Rate Protection Agreements (if any), the Guarantee Agreement and the Fee Letter.

        "Repurchase Obligations": The meaning specified in Section 6.01(b).

        "Repurchase Price": The price at which Purchased Assets are to be transferred from Buyer or its designee (including the Custodian) to the applicable Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination, decreased by all cash, Income and Periodic Advance Repurchase Payments (including Late Payment Fees, if any) actually received by Buyer for its own account, and increased by all other costs, fees or other amounts payable to Buyer by Seller under any Repurchase Document.

        "Requirement of Law": As to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority (including, without limitation, those relating to environmental standards and controls), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        "Responsible Officer": As to any Person, the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or the chief operating officer of such Person.

        "Restricted Payment": (a) Any dividend or other distribution, direct or indirect, on account of any Equity Interest of any Seller or any Subsidiary thereof now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of any Seller or any Subsidiary thereof now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of any Seller or any Subsidiary thereof now or hereafter outstanding.

        "RMBS": Publicly offered, SEC registered pass-through certificates representing beneficial ownership interests in one or more first lien mortgage loans secured by residential properties which are rated "AAA" (or equivalent) by any two Rating Agencies.

        "SEC": The Securities and Exchange Commission, or any successor thereto.

        "Security Agreement": With respect to any Mortgage Asset, any contract, instrument or other document related to security for repayment or payment thereof (other than the related Mortgage and Mezzanine Note), executed by the Mortgagor or other applicable party (in the case of a Mezzanine Loan or Preferred Equity) and/or others in connection with such Mortgage Asset, including without limitation, any security agreement, guaranty, title insurance policy, hazard insurance policy, chattel mortgage, letter of credit or certificate of deposit or other pledged accounts, and any other documents and records relating to any of the foregoing.

        "Seller": The meanings assigned thereto in the introductory paragraph hereof.

        "Seller Asset Schedule": The meaning assigned thereto in the Custodial Agreement.

        "Seller-Related Obligations": With respect to any Seller, any obligations of Seller hereunder and under any other arrangement between Seller or an Affiliate of Seller on the one hand and Buyer or an Affiliate of Buyer on the other hand (including, without limitation, the Acquisition Facility and the Liquidity Facility).

        "Servicer": The meaning specified in Section 11.03.

        "Servicer Account": Any account established by Servicer in connection with the servicing of the Mortgage Assets.

        "Servicer Notice": A notice from Seller, as applicable, to the Servicer, substantially in the form attached as Exhibit F hereto.

        "Servicing Agreement": The meaning specified in Section 11.03.

        "Servicing File": With respect to each Mortgage Asset, the file retained by Seller consisting of originals of all documents in the Mortgage Asset File which are not delivered to the Custodian and copies of all documents in the Mortgage Asset File set forth in Section 2.01 of the Custodial Agreement.

        "Servicing Records": The meaning specified in Section 11.02.

        "Settlement Agent": With respect to any Transaction, the entity approved by Buyer, in its sole discretion, which may be a title company, escrow company or attorney in accordance with local law and practice in the appropriate jurisdiction of the related Wet Mortgage Asset, to which the proceeds of such Transaction are to be wired pursuant to Section 3.

        "Settlement Agent Notice": A notice delivered to the Buyer and Custodian from the Settlement Agent with respect to any Wet Mortgage Assets, which states that all documents required to be delivered in respect of such Wet Mortgage Asset pursuant to this Agreement and the Custodial Agreement have been delivered to the Custodian.

        "SLG": SL Green Realty Corp., a Maryland corporation.

        "Special Purpose Entity" Any Newly Formed Subsidiary that has not, does not and will not:

            (i)  engage in any business or activity other than the ownership and maintenance of the Eligible Asset, and activities incidental thereto;

           (ii)  acquire or own any assets other than its Eligible Asset;

          (iii)  merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

          (iv)  fail to observe all applicable organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents;

           (v)  own any subsidiary, or make any investment in, any Person;

          (vi)  commingle its assets with the assets of any other Person;

         (vii)  incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Loan;

        (viii)  fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person; except that any such Newly Formed Subsidiary's financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of the Parent;

          (ix)  enter into any contract or agreement with any general partner, member, shareholder, principal, guarantor of the obligations of any such Newly Formed Subsidiary, or any Affiliate of the foregoing, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm's length basis with unaffiliated third parties;

           (x)  maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

          (xi)  assume or guarantee the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

         (xii)  make any loans or advances to any Person;

        (xiii)  fail to file its own tax returns or files a consolidated federal income tax return with any Person (unless prohibited or required, as the case may be, by applicable Legal Requirements), except to the extent that Borrower is treated as a "disregarded entity" for tax purposes and is not required to file tax returns under applicable law, or pay any taxes required to be paid under applicable law;

        (xiv)  fail to conduct its business solely in its own name;

         (xv)  fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

        (xvi)  if it is a partnership or limited liability company, without the unanimous written consent of all of its partners or members, as applicable (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Debtor Relief Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause such entity to become insolvent, (d) make an assignment for the benefit of creditors, or (e) allow any Lien to encumber its Eligible Asset or any portion thereof;

       (xvii)  fail to allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses or to use separate stationery, invoices and checks;

      (xviii)  fail to remain solvent or pay its own liabilities (including, without limitation, salaries of its own employees) only from its own funds;

        (xix)  acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable; or

         (xx)  fail to maintain a sufficient number of employees in light of its contemplated business operations.

        "Stabilized DSCR": [With respect to any Mortgage Asset, as of any date of determination, the ratio of (x) Net Cash Flow (calculated using the projected Net Cash Flow at the maturity of the Mortgage Asset, annualized) to (y) debt service due using the applicable refinance constant (for the related Underlying Mortgaged Property then being [used by the Rating Agencies] and the projected outstanding balance of such Mortgage Asset].

        "Subsidiary": With respect to any Person, any corporation, partnership, limited liability company or other entity (heretofore, now or hereafter established) of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

        "Tax Based Accounting Principles": With respect to any Person, those generally accepted tax accounting principles and practices which are recognized as such in the United States for the purposes of complying with filing and reporting obligations under the Code, and which are consistently applied for all periods, after the date hereof, so as to properly and fairly reflect the financial position of such Person.

        "Test Period": Any fiscal quarter, commencing with the fiscal quarter ending on September 30, 2004.

        "Total Liabilities Ratio": As to any Person, the ratio of (a) the Total Indebtedness of such Person to (b) the Total Assets of such Person.

        "Transaction": The meaning specified in Section 1.01.

        "Transaction Request": The meaning specified in Section 3.03(a).

        "True Sale Opinion": A "true sale" opinion of outside counsel to Seller in form and substance satisfactory to Buyer.

        "Trust Receipt": A trust receipt issued by the Custodian to Buyer confirming the Custodian's possession of certain Mortgage Asset Files which are held by the Custodian for the benefit of Buyer or the registered holder of such trust receipt.

        "Type": With respect to a Mortgaged Property, such Mortgaged Property's classification as one of the following: (a) multifamily, (b) retail, (c) office, (d) industrial, (e) hotel, (f) student housing, (g) medical office product, (h) self-storage or (i) nursing home.

        "UCC Financing Statement": A financing statement on Form UCC-1 or the proper national UCC form, naming Buyer as "Secured Party" and Seller as "Debtor" and describing the Purchased Items.

        "Unconsolidated Affiliates": With respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

        "Underlying Mortgage Loan": With respect to any Junior Interest, Mezzanine Loan, Preferred Equity, CMBS or RMBS, a mortgage loan made in respect of the related Underlying Mortgaged Property.

        "Underlying Mortgaged Property": In the case of any:

        (a)   Whole Loan, the Mortgaged Property securing such Whole Loan;

        (b)   Junior Interest, the Mortgaged Property securing such Junior Interest (if the Junior Interest is of the type described in clause (a) of the definition thereof), or the Mortgaged Property securing the Mortgage Loan in which such Junior Interest represents a junior participation (if the Junior Interest is of the type described in clause (b) of the definition thereof);

        (c)   Mezzanine Loan, the Mortgaged Property that is owned by the Person the Capital Stock of which is pledged as collateral security for such Mezzanine Loan;

        (d)   Preferred Equity, the income producing commercial real estate owned by the entity whose equity ownership interest is represented by such Preferred Equity;

        (e)   CMBS, the Mortgaged Property securing the mortgage loans related to such security;

        (f)    RMBS, the Mortgaged Property securing the mortgage loans related to such security; and

        (h)   Pass-Through Interest, the Mortgaged Property related to the applicable mortgage asset, which the Pass-Through Interest represents an interest in.

        "Underlying Obligor": Individually and collectively, as the context may require, the obligor or obligors under a Mortgage Asset, including any Person that has not signed the related Mortgage Note but owns an interest in the related Underlying Mortgaged Property, which interest has been encumbered to secure such Mortgage Asset.

        "Underwriting Package": An internal document or credit committee memorandum (redacted to protect confidential information) setting forth all material information relating to a Mortgage Asset, prepared by a Seller for its evaluation of such Mortgage Asset, to include at a minimum the data required in the relevant Confirmation. In addition, (a) with respect to each Mortgage Asset which does not consist of RMBS and CMBS, the Underwriting Package shall include, to the extent applicable, (i) a copy of the appraisal, (ii) the current occupancy report (including tenant stack and rent roll), (iii) a minimum of two (2) years of property level financial statements to the extent available, (iv) current financial statement of the obligor, if any, on the commercial mortgage loan, if available, (vi) the Mortgage Asset File, (vii) all third party reports and agreed upon procedures, any letters and reports (whether drafts or final forms), site inspection reports, market studies and any other diligence conducted by Seller relating to such Mortgage Asset, (viii) aging of all accounts receivable and accounts payable, (ix) copies of all transaction documentation and (x) such further documents or information as Buyer may request;

        (b)   with respect to each Mortgage Asset which consists of RMBS, the Underwriting Package shall include, to the extent applicable, (i) the related prospectus, (ii) all distribution date statements issued in respect thereof during the immediately preceding 12 months (or, if less, since the date such RMBS was issued) and (iii) any other information delivered to certificate holders in respect of such RMBS during the immediately preceding 6 months;

        (c)   with respect to any Mortgage Asset which consists of CMBS, the Underwriting Package shall include, to the extent applicable, (i) the related prospectus or offering circular, (ii) all structural and collateral term sheets and all other computational or other similar materials provided to Seller in connection with its acquisition of such CMBS, (iii) all distribution date statements issued in respect thereof during the immediately preceding 12 months (or, if less, since the date such CMBS was issued), (iv) all monthly CSMA reporting packages issued in respect of such CMBS during the immediately preceding 12 months (or, if less, since the date such CMBS was issued), (v) all Rating Agency pre-sale reports and (vi) all asset summaries and any other due diligence materials, including, without limitation, reports prepared by third parties, provided to Seller in connection with its acquisition of such CMBS.

        "Uniform Commercial Code" or "UCC": The Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or nonperfection, or the priority of the security interest in any Purchased Items is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, "Uniform Commercial Code" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or nonperfection, or priority.

        "Wachovia Facility": Any of this Agreement, the Liquidity Facility or the Master Repo Facility.

        "Wet Funding": A Transaction for which Seller has delivered to Buyer a Wet Transaction Request and, a pledge by Seller to Buyer to deliver to Custodian a complete Mortgage Asset File within five (5) Business Days of the related Purchase Date.

        "Wet Mortgage Asset": A Mortgage Asset for which a complete Mortgage Asset File will be delivered to Custodian within five (5) Business Days of the related Purchase Date and which Seller has agreed to pledge to Buyer all right, title and interest in, to and under such Mortgage Asset, free and clear of all liens, pledges, charges, encumbrances or security interests of any nature.

        "Wet Transaction Request Package": The documents required to be delivered to Buyer at the time a Wet Transaction Request is delivered to Buyer, which shall include the following:

  (a)
  an appraisal meeting the standards of FIRREA and stating that the LTV of the related Underlying Mortgaged Property is not greater than 78% (except with respect to hotels, in which case the related LTV shall not be greater than 60%);

  (b)
  an environmental report indicating no material environmental condition for which recommended reserves have not been established; and

  (c)
  written certification that such Mortgage Asset meets the requisite DSCR required for such asset type and that all covenants, representations and warranties contained herein have been complied with (together with such additional materials as Buyer may request.

        "Whole Loan" A performing first priority commercial real estate whole loan for which the underwritten DSCR is not less than that set forth in the related Confirmation as determined by Buyer after taking into account any reserves and any other adjustments which Whole Loan includes, without limitation, (i) a Mortgage Note and related Mortgage, and (ii) all right, title and interest of Seller in and to the Mortgaged Property covered by such Mortgage. The Whole Loan LTV and DSCR must take into account any senior Indebtedness secured directly or indirectly by the applicable Underlying Mortgaged Property, including, without limitation, any preferred equity interest or mezzanine debt that is senior to the related Mortgage Asset in right of payment or priority.

        Section 2.02    Other Definitional Provisions; Determinations by Buyer.

        (a)   All references to, and calculations required to be made in respect of, any principal and/or interest associated with any Mortgage Asset, shall, with respect to Mortgage Assets consisting of Preferred Equity, be deemed to refer, respectively, to the face amount of such Preferred Equity and the preferred return or yield (however such terms are denominated, as set forth in the related Mortgage Asset documents), whether payable or accrued.

        (b)   As used herein, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to a Seller not defined in Section 2.01, and accounting terms partly defined in Section 2.01, to the extent not defined, shall have the respective meanings given to them under GAAP.

        (c)   The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, schedule and exhibit references are to this Agreement unless otherwise specified.

        (d)   The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

        (e)   All matters to be determined by Buyer in its sole discretion hereunder shall be determined by Buyer in its sole discretion exercised in good faith.

ARTICLE III

INITIATION; TERMINATION

        Section 3.01    Conditions Precedent to Initial Transaction.    Buyer's agreement to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from Seller payment of an amount equal to all fees and expenses payable hereunder and pursuant to the Fee Letter, and all of the following documents, each of which shall be satisfactory in form and substance to Buyer and its counsel:

        (a)   The following Repurchase Documents, as well as certain other documents, delivered to Buyer:

            (i)  Acquisition Repurchase Agreement.    This Acquisition Repurchase Agreement duly completed and executed by each of the parties hereto;

           (ii)  Custodial Agreement.    The Custodial Agreement, duly executed and delivered by each of the parties thereto;

          (iii)  Account Control Agreement.    The Account Control Agreement, duly executed and delivered by each of the parties thereto;

          (iv)  Interest Rate Protection Agreements.    All Interest Rate Protection Agreements required pursuant to Section 9.01(u), duly executed and delivered by each of the parties thereto;

           (v)  Guarantee Agreement.    The Guarantee Agreement, duly executed and delivered by the Guarantors;

          (vi)  Pledge and Security Agreement.    The Pledge and Security Agreement, substantially in the form attached hereto as Exhibit L, duly executed and delivered by each of the parties thereto;

         (vii)  Consents and Waivers.    Any and all consents and waivers applicable to any Seller or to the Mortgage Assets;

        (viii)  UCC Financing Statement.    UCC Financing Statements naming each Seller as "Debtor" and Buyer as "Secured Party" and describing as "Collateral" the Purchased Items and any other documents necessary or requested by Buyer to perfect the security interests granted by Seller in favor of Buyer under this Agreement or any other Repurchase Document;

        (b)    Opinions of Counsel.    An opinion or opinions of outside counsel to Seller, which opinion or opinions shall be satisfactory in form and substance to Buyer and shall include general issues of formation and enforceability with respect to each Seller, first priority perfected security interest with respect to the Purchased Assets, a Non-Consolidation Opinion and a True Sale Opinion, and such other issues as requested by Buyer;

        (c)    Organizational Documents.    A good standing certificate and certified copies of the charter and by-laws (or equivalent documents) of each Seller and of all corporate or other authority for each Seller with respect to the execution, delivery and performance of the Repurchase Documents and each other document to be delivered by Seller from time to time in connection herewith (and Buyer may conclusively rely on such certificate until it receives notice in writing from Seller to the contrary);

        (d)    Servicing Agreement.    With respect to any Eligible Asset to be purchased hereunder on the related Purchase Date which is not serviced by Seller, Seller shall have provided to Buyer a copy of the related Servicing Agreement, certified as a true, correct and complete copy of the original, together with a Servicer Notice, fully executed by Seller and Servicer;

        (e)    Fees and Expenses.    Buyer shall have received payment from Seller of an amount equal to the amount of actual costs and expenses, including, without limitation, the fees and expenses of counsel to Buyer, incurred by Buyer in connection with the development, preparation and execution of this Agreement, the other Repurchase Documents and any other documents prepared in connection herewith or therewith;

        (f)    No Default.    No Default or Event of Default has occurred under this Agreement, the Liquidity Facility or the Master Repo Facility; and

        (g)    Other Documents.    Buyer shall have received all such other and further documents, documentation and legal opinions as Buyer in its sole discretion shall reasonably require.

        Section 3.02    Conditions Precedent to all Transactions.    Buyer's agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:

        (a)   the applicable Seller shall have delivered a Confirmation via Electronic Transmission and a Transaction Request Package acceptable to Buyer in accordance with the procedures set forth in Section 3.03, and Buyer shall have determined that the Mortgage Asset described in such Confirmation is an Eligible Asset, shall have approved the purchase of the Mortgage Asset to be included in such Transaction in its sole and absolute discretion and shall have obtained all necessary internal credit approvals for such Transaction;

        (b)   no Default or Event of Default shall have occurred and be continuing under this Agreement, the Guarantee Agreement or any other Repurchase Document and no event shall have occurred which has, or would reasonably be expected to have, a Material Adverse Effect;

        (c)   Buyer shall have received a certificate of a Responsible Officer of the applicable Seller, substantially in the form of Exhibit K hereto, (i) showing in detail the calculations demonstrating that, after giving effect to the requested Transaction, no Margin Deficit shall then exist, (ii) stating that, to the best of such Responsible Officer's knowledge, since the date of the certificate most recently delivered pursuant to Section 9.01(b)(ii), the applicable Seller has observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects, every condition, contained in this Agreement and the related documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (iii) describing all interests of Seller's Affiliates in any Underlying Mortgaged Property related to any proposed Mortgage Asset (including without limitation, any lien, encumbrance or other debt or equity position or other interest in the Underlying Mortgaged Property that is senior or junior to the proposed Mortgage Asset in right of payment or priority) and (iv) showing in detail the calculations supporting such Responsible Officer's certification of the applicable Seller's compliance with the requirements of Sections 9.01(f) and 9.01(l)-(n);

        (d)   both immediately prior to the requested Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by the applicable Seller in Section 8.01 and in Schedules 1(a)-1(h), as applicable, shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

        (e)   subject to Buyer's right to perform one or more Due Diligence Reviews pursuant to Section 12.11, (i) in the case of a Dry Mortgage Asset, Buyer shall have completed its due diligence review of the Mortgage Asset File and the Mortgage Asset File for each Purchased Asset, and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Purchased Asset as Buyer in its sole discretion deems appropriate to review and such review shall be satisfactory to Buyer in its sole discretion and Buyer has consented in writing to the related Mortgage Asset becoming a Purchased Asset, and (ii) in the case of a Wet Mortgage Asset, Seller has delivered a Wet Transaction Request and pledge to deliver a complete Mortgage Asset File with respect to any Wet Mortgage Assets identified on such Wet Transaction Request within five (5) Business Days of the related Purchase Date; provided, that, with respect to any Dry Mortgage Assets, if Buyer's diligence review of the Mortgage Asset File requires the delivery of a mortgage file or the equivalent, Seller shall have the benefit of such delayed delivery provisions as are customary in pooling and servicing agreements (e.g., while a promissory note (or analogous document directly evidencing the obligation) must be delivered as a condition of closing, an ancillary document or estoppel may be delivered within a reasonable timeframe thereafter);

        (f)    with respect to any Eligible Asset to be purchased hereunder on the related Purchase Date which is not serviced by the applicable Seller or an Affiliate thereof, the applicable Seller shall have provided to Buyer a copy of the related Servicing Agreement, certified as a true, correct and complete copy of the original, together with a Servicer Notice, fully executed by Seller and the Servicer;

        (g)   Buyer shall have received all fees and expenses of counsel to Buyer as required hereunder and/or by the Fee Letter and Section 12.01 and, to the extent Seller is required hereunder to reimburse Buyer for such amounts, Buyer shall have received the costs and expenses incurred by it in connection with the entering into of any Transaction hereunder, including, without limitation, costs associated with due diligence, recording or other administrative expenses necessary or incidental to the execution of any Transaction hereunder, which amounts, at Buyer's option, may be withheld from the sale proceeds of any Transaction hereunder;

        (h)   no Margin Deficit shall exist, either immediately prior to or after giving effect to the requested Transaction, and none of the following shall have occurred and/or be continuing:

            (i)  an event or events shall have occurred in the good faith determination of Buyer resulting in the effective absence of a "repo market" or related "lending market" for purchasing (subject to repurchase) or financing debt obligations secured by commercial mortgage loans or securities or an event or events shall have occurred resulting in Buyer not being able to finance Mortgage Assets through the "repo market" or "lending market" with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

           (ii)  an event or events shall have occurred resulting in the effective absence of a "securities market" for securities backed by Mortgage Assets or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by Mortgage Assets at prices which would have been reasonable prior to such event or events;

        (i)    Buyer shall have received from the Custodian on each Purchase Date an Asset Schedule and Exception Report with respect to each Purchased Asset, dated the Purchase Date, duly completed and with exceptions acceptable to Buyer in its sole discretion in respect of Eligible Assets to be purchased hereunder on such Business Day;

        (j)    Buyer shall have received from the applicable Seller a Release Letter covering each Eligible Asset to be sold to Buyer;

        (k)   prior to the purchase of any Mortgage Asset acquired (by purchase or otherwise) by the applicable Seller from any Affiliate of Seller, Buyer shall have received a Non-Consolidation Opinion and a True Sale Opinion;

        (l)    Buyer shall not have reasonably determined that the introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions;

        (m)  the initial Purchase Price specified in a Confirmation for a Mortgage Asset shall not be less than $3,000,000 and increments of $100,000 thereafter; provided, that two (2) Confirmations per calendar month may specify an initial Purchase Price in an amount greater than $1,000,000 and less than $3,000,000.

        (n)   the Repurchase Date for such Transaction is not later than the Facility Termination Date;

        (o)   the applicable Seller shall have taken such other action as Buyer shall have reasonably requested in order to transfer the Purchased Assets pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Repurchase Document in favor of Buyer with respect to the Purchased Assets;

        (p)   the weighted average Purchase Rate of all Mortgage Assets shall not exceed 85.0%;

        (q)   the weighted average LTV of all Mortgage Assets multiplied by the weighted average Purchase Rate of all Mortgage Assets shall not exceed 80.0%;

        (r)   with respect to any Wet Mortgage Assets, Buyer shall have received a Wet Transaction Request Package, an Escrow Agreement in the form attached hereto as Exhibit M and a Closing Letter in the form attached hereto as Exhibit N;

        (s)   Seller shall have delivered to Buyer a Compliance Certificate in the form attached hereto as Exhibit J; and

        (t)    Buyer shall have received all such other and further documents, documentation and legal opinions (including, without limitation, opinions regarding the perfection of Buyer's security interests) as Buyer in its reasonable discretion shall reasonably require.

        Each Confirmation delivered by any Seller hereunder shall constitute a certification by Seller that all the conditions set forth in this Section 3.02 with respect to Seller have been satisfied, waived or is not applicable (both as of the date of such notice or request and as of the date of such purchase).

        Section 3.03    Transaction Mechanics; Related Matters.    (a) During the Purchase Period, in the sole discretion of Buyer, Buyer may from time to time purchase from Seller certain Eligible Assets. Seller may request Transactions from Buyer not more than twice per calendar month during the Purchase Period. Buyer shall use commercially reasonable efforts to purchase each Mortgage Asset for which Seller delivers a Transaction Request to Buyer within one (1) Business Day after Buyer approves such Transaction and delivers the related Confirmation.

        (b)   With respect to Dry Mortgage Assets, Seller shall request a Transaction by delivering to Buyer (with a copy to the Custodian) via Electronic Transmission a request in the form of Exhibit A-1 attached hereto (a "Dry Transaction Request"). Each such Dry Transaction Request shall describe the Mortgage Assets proposed to be purchased in a Seller Asset Schedule, and set forth (i) the proposed Purchase Date (which date, notwithstanding any extension of the Facility Termination Date which may occur in accordance with Section 3.05, shall not be later than the Final Purchase Date), (ii) the proposed Purchase Price, (iii) the proposed Repurchase Date, (iv) the Pricing Rate applicable to the Transaction, (v) the applicable Class and Type for each Mortgage Asset for which Seller is requesting the Transaction and (vi) any additional terms or conditions not inconsistent with this Agreement and shall be accompanied by the Underwriting Package with respect to Dry Mortgage Assets. In addition, Seller shall cause the Mortgage Asset File with respect to each Dry Mortgage Asset to be delivered to Custodian ten (10) Business Days prior to the related Purchase Date.

        (c)   Upon receipt of the complete Mortgage Asset File with respect to Dry Mortgage Assets, Buyer shall notify Seller of its approval or disapproval of each proposed Mortgage Asset within ten (10) Business Days after such receipt (with respect to Dry Mortgage Assets); provided, that with respect to any Transaction Request pertaining to a pool consisting of more than three (3) proposed Mortgage Assets, Buyer may notify Seller of its approval or disapproval of such proposed Mortgage Assets after such ten (10) Business Day period, provided such notice is given as soon as practicable after the expiration of such period.

        (d)   With respect to any Wet Mortgage Assets, Seller shall request a Transaction by delivering to Buyer (with a copy to the Custodian) via Electronic Transmission a request in the form of Exhibit A-2 attached hereto (a "Wet Transaction Request") which shall be accompanied by a complete Wet Transaction Request Package. Such Wet Transaction Request and Wet Transaction Request Package shall be delivered no later than 11:00 a.m. (eastern time) on the requested Purchase Date. If such Wet Transaction Request and Wet Transaction Request Package are delivered after 11:00 a.m. on the requested Purchase Date, the Purchase Date for the related Wet Mortgage Assets will be the following Business Day. Each such Wet Transaction Request shall describe the Mortgage Assets proposed to be purchased in a Seller Asset Schedule, and set forth (i) the proposed Purchase Date (which date, notwithstanding any extension of the Facility Termination Date which may occur in accordance with Section 3.05, shall not be later than the Final Purchase Date), (ii) the proposed Purchase Price, (iii) the proposed Repurchase Date, (iv) the Pricing Rate applicable to the Transaction, (v) the applicable Class and Type for each Mortgage Asset for which Seller is requesting the Transaction and (vi) any additional terms or conditions not inconsistent with this Agreement. In the event of any conflict between the terms of such Confirmation and this Agreement, the terms of this Agreement shall prevail.

        (e)   Notwithstanding any other provision hereunder, the fact that Buyer has conducted or has failed to conduct any partial or complete examination or any other due diligence review of any Purchased Asset shall in no way affect any rights Buyer (or any of its successors) may have hereunder or otherwise with respect to any representations or warranties or other rights hereunder, including without limitation, the right to determine at any time that such Purchased Asset is not an Eligible Asset.

        (f)    On the Purchase Date for each Mortgage Asset approved by Buyer, the applicable Seller shall forward to Buyer via Electronic Transmission, a confirmation of each Transaction, substantially in the form of Exhibit B attached hereto (a "Confirmation"). The Confirmation shall specify any additional terms or conditions of the Transaction not inconsistent with this Agreement or as otherwise agreed to by Buyer. In the event that the terms of the related Confirmation are inconsistent with the terms of this Agreement, this Agreement shall supersede the Confirmation with respect to the inconsistent terms only; provided, however, that the Confirmation and this Agreement shall be construed to be cumulative to the extent possible. Upon receipt of the Confirmation, Buyer shall evidence its agreement to enter into the requested Transaction by its signature thereon and return such Confirmation to the Seller. Any Confirmation executed by Buyer shall be deemed to have been received by the applicable Seller on the date such executed Confirmation is actually received by Seller.

        (g)   With respect to Wet Mortgage Assets, following the receipt of a Confirmation from Buyer, the related Escrow Agreement, Closing Letter and Settlement Agent Notice shall be delivered to Custodian with a copy to Buyer not later than 11:00 a.m. (eastern time) on the requested Purchase Date, as provided in the Custodial Agreement. Following Buyer's receipt of the faxed Escrow Agreement and Closing Letter and Buyer's determination that each of the Wet Mortgage Assets is an Eligible Asset, Buyer shall wire funds pursuant to wiring instructions set forth in the Escrow Agreement. On the Business Day that Custodian receives the complete Mortgage Asset Files, the Custodian will notify Buyer of its receipt of such Mortgage Asset Files and deliver to Buyer a Trust Receipt. Seller shall cause the Settlement Agent to deliver the Mortgage Asset File with respect to each Mortgage Asset within one (1) Business Day following the Purchase Date. Within five (5) Business Days of receipt of such Mortgage Asset Files, Custodian shall deliver to Buyer an Asset Schedule and Exception Report.

        (h)   With respect to Dry Mortgage Assets, at least seven (7) Business Days prior to the requested Purchase Date, the Mortgage Asset Documents pertaining to each Dry Mortgage Asset to be purchased by Buyer shall be delivered to the Custodian in accordance with the Custodial Agreement. With respect to each Wet Mortgage Asset, no later than 11:00 a.m. (eastern time) on the Business Day prior to the Purchase Date, Seller shall deliver to Buyer a completed Wet Transaction Request and Wet Transaction Request Package, along with any other documents or certifications required to be delivered in connection with such Wet Transaction Request pursuant to the Custodial Agreement. Within five (5) Business Days of the related Purchase Date, the Mortgage Asset Documents pertaining to each Wet Mortgage Asset purchased by Buyer shall be delivered to the Custodian in accordance with the Custodial Agreement.

        (i)    Except as set forth in Section 3.04, each Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and the applicable Seller with respect to the Transaction to which the Confirmation relates, and the applicable Seller's acceptance of the related proceeds shall constitute Seller's agreement to the terms of such Confirmation. It is the intention of the parties that each Confirmation shall not be separate from this Agreement but shall be made a part of this Agreement.

        (j)    On the Repurchase Date, termination of a Transaction will be effected by transfer to the applicable Seller or its designee of the Purchased Assets and receipt of the Repurchase Price by Buyer. To the extent a net amount is owed to one party, the other party shall pay such amount to such party.

Buyer shall direct Custodian to deliver the related Mortgage Files to the applicable Seller or its designee at Seller's expense on the Repurchase Date.

        (k)   In no event shall a Transaction be entered into when any Margin Deficit exists or when any Default or Event of Default has occurred and is continuing, when the Repurchase Date for such Transaction would be later than the Facility Termination Date or to the extent that after giving effect to such Transaction the aggregate Repurchase Price of all Mortgage Assets subject to Transactions then outstanding would exceed the Maximum Amount.

        (l)    Pursuant to Section 3.01(b) of the Custodial Agreement, the Custodian shall deliver to Buyer and Seller an Asset Schedule and Exception Report with respect to the Dry Mortgage Assets which the applicable Seller has requested Buyer purchase on such Purchase Date, and no later than 12:00 p.m., New York City time, on each Purchase Date, the Custodian shall deliver to Buyer a Dry Trust Receipt in respect of all such Dry Mortgage Assets purchased by Buyer on such Purchase Date. Subject to the provisions of this Article III, the Purchase Price for each Eligible Asset will be made available to the applicable Seller by Buyer transferring the aggregate amount of such Purchase Price in accordance with the wiring instructions set forth in respect of Seller on Schedule 2.

        Section 3.04    Repurchases.

        (a)    Optional Repurchases.    Subject to the payment of any LIBOR breakage costs and any other fee or payment then due in accordance with terms hereof, the applicable Seller may repurchase Purchased Assets, without penalty or premium (other than any fees payable), in whole on any date and in part on any date so long as no Margin Deficit, Default or Event of Default shall have occurred and then be continuing. If the applicable Seller intends to make any such repurchase, Seller shall give one (1) Business Day's prior written notice thereof to Buyer, which notice shall specifically identify any Purchased Assets to be repurchased in whole. The Repurchase Price specified in any such notice shall be due and payable on the date specified therein, and, upon payment thereof, such amount shall be applied (i) with respect to Purchased Assets being repurchased in whole, subject to Section 3.04(c), to the Repurchase Price of the Purchased Assets identified by the Seller and (ii) with respect to repurchases made in part, pro rata to the Repurchase Price of all Purchased Assets.

        (b)    Mandatory Repurchases.

          (i)    In the event that the Facility Termination Date is extended in accordance with Section 3.05(a), in addition to any other amounts due and payable at any time pursuant to this Agreement or any other Repurchase Document, Seller shall make equal quarterly payments, beginning on the date occurring three (3) calendar months after the Initial Termination Date (or if such date is not a Business Day, on the immediately preceding Business Day), in a total amount equal to the aggregate Repurchase Price outstanding as of the Initial Termination Date, unless the aggregate Repurchase Price is paid in full prior to such quarterly payments being due.

          (ii)   In the event that the weighted average Purchase Rate of all Mortgage Assets exceeds 85.0%, Seller shall repurchase such Mortgage Assets as Buyer shall have determined are necessary so that the weighted average Purchase Rate of all Mortgage Assets does not exceed 85.0%; provided, however, that, so long as no Default or Event of Default has occurred, if a Seller specifically notifies Buyer in writing prior to Buyer purchasing a particular Mortgage Asset that purchasing such Mortgage Asset will cause the weighted average Purchase Rate to exceed 85.0% and Buyer approves and purchases such Mortgage Asset, Seller shall not be required to repurchase any Mortgage Assets based solely on the increased weighted average Purchase Rate caused by the purchase of such Mortgage Asset. Notwithstanding the foregoing, nothing in this subsection shall in any way impair Buyer's ability to issue a Margin Deficit Notice and require satisfaction of any Margin Deficit in the manner and within the time frames as provided in this Agreement.

          (iii)  In the event that the product of the weighted average LTV of all Mortgage Assets multiplied by the weighted average Purchase Rate of all Mortgage Assets exceeds 80.0%, Seller shall repurchase such Mortgage Assets as Buyer shall have determined are necessary so that the weighted average LTV of all Mortgage Assets multiplied by the weighted average Purchase Rate of all Mortgage Assets does not exceed 80.0%.

        (c)    Extension of Repurchase Date.    Seller may extend the initial Repurchase Date with respect to a Mortgage Asset to 210 days (but no longer than 210 days) after the related Purchase Date by making a prepayment to Buyer in an amount sufficient to reduce the Purchase Rate by 10% (e.g. if the then current Purchase Rate is 50%, then such prepayment must be sufficient to reduce such Purchase Rate to 40%).

        Section 3.05    Facility Termination Date; Maximum Amount.

        (a)    Extension of Facility Termination Date.    Upon written request of all of Seller delivered to Buyer at least ninety (90) days, but in no event earlier than 120 days, prior to the Initial Termination Date, and so long as no event which has a Material Adverse Effect and no Margin Deficit, Default or Event of Default, or any default under any other Repurchase Document, shall have occurred and be continuing on the Initial Termination Date and so long as all representations and warranties are true, correct, complete, and accurate in all material respects at the time of such extension, Buyer may in its sole discretion agree to extend the Facility Termination Date, for a period not to exceed 364 days, by giving written notice to Seller of such extension and of the new Facility Termination Date determined by Buyer and the dates and amounts of the payments required to be made under Section 3.04(b); provided, that (i) any failure by Buyer to deliver any such notice of extension to Seller shall be deemed to be Buyer's determination not to extend the Facility Termination Date, (ii) in no event shall the Facility Termination Date be extended beyond the Final Purchase Date and (iii) in no event shall the Facility Termination Date be extended unless, as of the Initial Termination Date, (A) the Parent shall be listed on a national securities exchange and (B) Buyer shall have received payment of an amount equal to the Extension Fee (as defined in the Fee Letter).

        (b)    No Obligation to Extend Facility Termination Date.    Notwithstanding any other provision of this Section 3.05 or otherwise herein, neither Buyer nor any of its Affiliates shall be under any obligation to extend the Facility Termination Date.

        Section 3.06    Payment of Price Differential.

        (a)   Notwithstanding that Seller and Buyer intend that the Transactions hereunder be sales to Buyer of the Purchased Assets, Seller shall pay to Buyer an amount equal to the accrued Price Differential of each Transaction through but not including the Payment Calculation Date (each such payment, a "Periodic Advance Repurchase Payment") on each Payment Date less any portion thereof previously paid, if any. Buyer shall deliver to Seller, via Electronic Transmission, notice of the required Periodic Advance Repurchase Payment, and a detailed calculation thereof, on or prior to the fifth (5th) Business Day preceding each Payment Date. If Seller fails to make all or part of the Periodic Advance Repurchase Payment by 5:00 p.m., New York City time, on the Payment Date, Seller shall be obligated to pay to Buyer (in addition to, and together with, the Periodic Advance Repurchase Payment) interest on the unpaid amount of the Periodic Advance Repurchase Payment at a rate per annum equal to the Post-Default Rate (the "Late Payment Fee") until the overdue Periodic Advance Repurchase Payment is received in full by Buyer.

        (b)   If any Seller repurchases Purchased Assets on a day other than the last day of the Eurodollar Period applicable to the related Transaction, Seller shall jointly and severally indemnify Buyer and hold Buyer harmless from any actual losses, costs and/or expenses which Buyer sustains or incurs arising from the reemployment of funds obtained by Buyer hereunder or from fees payable to terminate the deposits from which such funds were obtained ("Breakage Costs"), in each case for the remainder of the applicable Eurodollar Period. Buyer shall deliver to Seller a statement setting forth the amount and basis of determination of any Breakage Costs in reasonable detail, it being agreed that such statement and the method of its calculation shall be conclusive and binding upon Seller absent manifest error. This Section 3.06(b) shall survive termination of this Agreement and repurchase of all Purchased Assets subject to Transactions hereunder.

ARTICLE IV

MARGIN MAINTENANCE

        Section 4.01    Margin Adjustments.    (a) If at any time the Asset Value of a Purchased Asset is determined to be zero by the Buyer in its sole discretion (including by operation of the definition of "Asset Value"), then Buyer may, by delivery to Seller of a Margin Deficit Notice, require Seller to, at Seller's option, no later than the Margin Correction Deadline, repurchase such Purchased Assets at the Repurchase Price.

        (b)   If at any time the aggregate Repurchase Price of all Mortgage Assets subject to Transactions then outstanding exceeds the Maximum Amount, then Buyer may, by delivery to Seller of a Margin Deficit Notice, require Seller to, no later than the Margin Correction Deadline, (i) repurchase Purchased Assets at the Repurchase Price, (ii) make a payment in reduction of the Repurchase Price or (iii) choose any combination of the foregoing, so that, after giving effect to such repurchases and payments, the aggregate Repurchase Price of all Mortgage Assets subject to Transactions then outstanding does not exceed the Maximum Amount.

        (c)   Except as contemplated by Section 4.02 as a repurchase payment or as otherwise agreed in writing by Buyer, all cash transferred to Buyer pursuant to this Section 4.01 shall be deposited in the account set forth in Section 7.01 hereof and shall be deemed to reduce the aggregate Repurchase Price with respect to all outstanding Transactions.

        (d)   Buyer's election, in its sole and absolute discretion, not to deliver a Margin Deficit Notice at any time a such a notice is permitted to be delivered by Section 4.01(a) or 4.01(b) shall not in any way limit or impair Buyer's right to deliver a Margin Deficit Notice at any other time such a notice is permitted to be delivered by Section 4.01(a) or 4.01(b).

        Section 4.02    Margin Correction Deadline.    All transfers, repurchases and payments to be made by Seller in satisfaction of any Margin Deficit Notice delivered pursuant to Section 4.01(a) or 4.01(b) shall be completed no later than the time that is twenty-four (24) hours after such notice is first received by any Seller (or if such time is not during a Business Day, then no later than the same time on the next Business Day).

ARTICLE V

INCOME PAYMENTS; REQUIREMENTS OF LAW

        Section 5.01    Income Payments.    Subject to the conditions set forth below, Seller shall be entitled to receive an amount equal to all Income paid or distributed on or in respect of the Purchased Assets that is not otherwise received by any Seller, to the full extent it would be so entitled if the Mortgage Assets had not been sold to Buyer. Notwithstanding the foregoing, each Seller hereby agrees to instruct each applicable trustee, Servicer or other party acting as paying agent with respect to the related Eligible Asset, to transfer all Income with respect to the Purchased Asset directly to Buyer for deposit into the Collection Account within two (2) Business Days after receipt thereof. On each Payment Date, any amounts on deposit in the Collection Account in respect of a Purchased Asset shall be applied as follows: first, to the payment of all fees, expenses, and other obligations then due to Buyer and/or its

Affiliates pursuant to this Agreement, other than the Pricing Differential and Repurchase Price on the Purchased Assets; second, to the payment of accrued and unpaid Pricing Differential on such Purchased Asset; third, to pay the Repurchase Price for such Purchased Asset then subject to a request to repurchase in accordance with the terms of Section 3.04; fourth, to pay any amounts due and owing to the Buyer or any of its Affiliates under the terms of the Repurchase Documents, fifth, to pay any amounts due and owing under the Liquidity Facility to the Administration Agent for the benefit of Banks (as such terms are defined in the Liquidity Facility); and sixth, to the Operating Account, for such purposes as Seller shall determine in its sole discretion; provided, that if a Margin Deficit, Default or Event of Default has occurred and is continuing, amounts on deposit in the Collection Account shall not be transferred to the Operating Account but shall remain in the Collection Account. All investment income received with respect to the amount in the Collection Account shall be held by Buyer for the account of Seller, subject to Buyer's liens on such amounts created under the Repurchase Documents, and shall be paid to the Operating Account in the priority stated above, provided all amounts due and payable to Buyer or its Affiliates under the terms of the Repurchase Documents have been timely paid.

        Section 5.02    Requirements of Law.    (a) In the event that Buyer shall at any time have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Requirement of Law (other than with respect to any amendment made to Buyer's certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

          (i)    shall subject Buyer to any tax of any kind whatsoever with respect to this Agreement or any Transaction (excluding net income taxes) or change the basis of taxation of payments to Buyer in respect thereof;

          (ii)   shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the Eurodollar Rate hereunder;

          (iii)  shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems in good faith to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof by an amount which Buyer determines in good faith to be material, then, in any such case, Seller shall promptly pay Buyer such additional amount or amounts as calculated by Buyer in good faith as will compensate Buyer for such increased cost or reduced amount receivable.

        (b)   In the event that Buyer shall at any time have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to Buyer's certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Buyer's or such corporation's capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer's or such corporation's policies with respect to capital adequacy) by an amount deemed by Buyer in good faith to be material, then from time to time, Seller shall promptly pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction.

        (c)   All payments made by any Seller to Buyer shall be free and clear of, and without deduction or withholding for, any taxes; provided, however, that if any Seller shall be required by law to deduct or withhold any taxes from any sums payable to Buyer, then Seller shall (A) make such deductions or withholdings and pay such amounts to the relevant authority in accordance with applicable law, (B) pay to Buyer the sum that would have been payable had such deduction or withholding not been made, and (C) at the time the Price Differential is paid, pay to Buyer all additional amounts as specified by Buyer to preserve the after-tax yield Buyer would have been received had such tax not been imposed.

        (d)   If Buyer becomes entitled to claim any additional amounts pursuant to this Section 5.02, it shall promptly notify each affected Seller of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section 5.02 submitted by Buyer to an affected Seller shall be conclusive in the absence of manifest error.

ARTICLE VI

SECURITY INTEREST

        Section 6.01    Security Interest.    (a) Each of the following items or types of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as (the "Purchased Items"): all Mortgage Assets, all rights under each Purchase Agreement (but not the obligations thereunder), all Mortgage Asset Files, including without limitation all promissory notes, all Servicing Records relating to the Mortgage Assets, all Servicing Agreements relating to the Mortgage Assets and any other collateral pledged or otherwise relating to such Mortgage Assets, together with all files, documents, instruments, surveys, certificates, correspondence, appraisals, computer programs, computer storage media, accounting records and other books and records relating thereto, all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Mortgage Asset or any other document held pursuant to Section 6.01(c), all servicing fees to which such the applicable Seller is entitled and servicing and other rights relating to the Mortgage Assets, all Servicer Accounts established pursuant to any Servicing Agreement and all amounts on deposit therein, from time to time, all Purchase Agreements or other agreements or contracts relating to, constituting, or otherwise governing, any or all of the foregoing to the extent they relate to the Purchased Assets including the right to receive principal and interest payments with respect to the Purchased Assets and the right to enforce such payments, the Controlled Accounts and all monies and investment property from time to time on deposit in, or credited to, the Controlled Accounts, all Interest Rate Protection Agreements, if any, all Equity Interests in any Additional Sellers formed and made parties hereto pursuant to Section 9.01(gg), [any and all "Collateral" (as such term is used and defined in the Liquidity Facility)], all "general intangibles", "accounts", "chattel paper", "deposit accounts", "instruments" and "investment property" as defined in the UCC relating to or constituting any and all of the foregoing, and any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing.

        (b)   Seller and Buyer intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets. However, in order to preserve Buyer's rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as loans and as security for the performance by each Seller of all of Seller's obligations to Buyer hereunder and the Transactions entered into hereunder ("Repurchase Obligations") and Seller-Related Obligations, each Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Purchased Items and the Purchased Assets to Buyer to secure the Repurchase Obligations and Seller-Related Obligations, including without limitation the repayment of all amounts owing to Buyer hereunder. Each Seller agrees to mark its computer records and files to the extent practicable to evidence the interests granted to Buyer hereunder. All Purchased

Items shall secure the payment of all obligations of each Seller now or hereafter existing under this Agreement, including, without limitation, each Seller's obligation to repurchase Purchased Assets, or if such obligation is so recharacterized as a loan, to repay such loan, for the Repurchase Price and to pay any and all other amounts owing to Buyer hereunder.

        (c)   Pursuant to the Custodial Agreement, the Custodian shall hold the Mortgage Asset Files as exclusive bailee and agent for Buyer pursuant to the terms of the Custodial Agreement and shall deliver to Buyer Trust Receipts each to the effect that the Custodian has reviewed such Mortgage Asset Files in the manner and to the extent required by the Custodial Agreement and identifying any deficiencies in such Mortgage Asset Files as so reviewed.

        (d)   With respect to any portion of the Purchased Items which consist of "securities" or "security entitlements" (as defined in the UCC), (x) in the case of any security represented by a "security certificate" (within the meaning of the UCC), the Custodian shall hold such security certificate, registered in the name of the Custodian or indorsed to the Custodian in blank (in the case of a security in "registered form" (within the meaning of the UCC)) and (y) in the case of a security entitlement, cause the relevant "securities intermediary" (as defined in the UCC) to indicate by book-entry the credit thereof to a "securities account" (as defined in the UCC), as to which the Custodian is the "entitlement holder" (as defined in the UCC).

        (e)   In addition to and without limiting the generality of the foregoing, each Seller hereby grants to Buyer a security interest in each Interest Rate Protection Agreement relating to any Purchased Assets.

        Section 6.02    Release of Security Interest.    Upon satisfaction of the Repurchase Obligations and the Seller- Related Obligations, Buyer shall reconvey the Purchased Assets to the applicable Seller and release its security interest therein.

ARTICLE VII

PAYMENT, TRANSFER AND CUSTODY

        Section 7.01    Payment, Transfer and Custody.    (a) Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer, in accordance with the wiring instructions set forth on Schedule 2 hereto, not later than 3:00 p.m., New York City time, on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day). Each Seller acknowledges that it has no rights of withdrawal from the foregoing account.

        (b)   On the Purchase Date for each Transaction, ownership of the Purchased Assets shall be transferred to Buyer or its designee (including the Custodian) against the simultaneous transfer of the Purchase Price by Buyer to Seller, in accordance with the wiring instructions set forth on Schedule 2 hereto, not later than 6:00 p.m., New York City time, simultaneously with the delivery by the Custodian to the Buyer of the Trust Receipts with respect to the Purchased Assets relating to each Transaction. The applicable Seller hereby sells, transfers, conveys and assigns to Buyer or its designee (including the Custodian), subject to the terms of this Agreement, all the right, title and interest of Seller in and to the Purchased Assets together with all right, title and interest in and to the proceeds of any related Purchased Items.

        (c)   In connection with such sale, transfer, conveyance and assignment, on or prior to each Purchase Date, Seller shall deliver or cause to be delivered and released to Buyer or its designee (including the Custodian) the documents identified in the Custodial Agreement.

        (d)   Any Mortgage Asset Files not delivered to Buyer or its designee (including the Custodian) are and shall be held in trust by the applicable Seller or its designee for the benefit of Buyer as the owner thereof. The applicable Seller or its designee shall maintain a copy of the Mortgage Asset File and the originals of the Mortgage Asset File not delivered to Buyer or its designee (including the Custodian). The possession of the Mortgage Asset File by the applicable Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. Each Mortgage Asset File retained or held by the applicable Seller or its designee shall be segregated on Seller's books and records, to the extent possible, from the other assets of Seller or its designee and the books and records of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Buyer. The applicable Seller or its designee shall release its custody of the Mortgage Asset File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Assets or is in connection with a repurchase of any Purchased Asset by Seller.

ARTICLE VIII

SELLER REPRESENTATIONS AND WARRANTIES

        Section 8.01    Seller Representations and Warranties.    Each Seller represents and warrants to Buyer that as of the Purchase Date for the purchase of any Purchased Assets by Buyer from Seller and as of the date of this Agreement and any Transaction hereunder and, except where any such representation or warranty is expressly stated to have been made as of a specific date, at all times while the Repurchase Documents and any Transaction hereunder is in full force and effect:

        (a)    Acting as Principal.    Seller will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal).

        (b)    Solvency.    Neither the Repurchase Documents nor any Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of Seller's creditors. The transfer of the Mortgage Assets subject hereto and the obligation to repurchase such Mortgage Assets is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors. As of the Repurchase Date, Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereof and the transfer and sale of the Mortgage Assets pursuant hereto and the obligation to repurchase such Mortgage Asset (i) will not cause the liabilities of Seller to exceed the assets of Seller, (ii) will not result in Seller having unreasonably small capital, and (iii) will not result in debts that would be beyond Seller's ability to pay as the same mature. Seller received reasonably equivalent value in exchange for the transfer and sale of the Purchased Assets and Purchased Items subject hereto. No petition in bankruptcy has been filed against Seller in the last ten (10) years, and Seller has not in the last ten (10) years made an assignment for the benefit of creditors or taken advantage of any Debtors Relief Laws.

        (c)    No Broker.    (i) Seller has not engaged the services of, or otherwise dealt with, any broker, investment banker, agent, or other person, except for Buyer (or an Affiliate of Buyer) in connection with this Agreement or any other Repurchase Document or any Transaction or other matter related thereto and (ii) no brokerage commission or other similar compensation is payable in connection with this Agreement or any other Repurchase Document or any Transaction or other matter related thereto.

        (d)    Ability to Perform.    Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Repurchase Documents applicable to it to which it is a party.

        (e)    No Margin Deficit; No Defaults.    No Margin Deficit exists and no Default or Event of Default has occurred and is continuing hereunder.

        (f)    Legal Name, Good Standing; Organizational Identification Number; Authority, Qualification to do Business; Compliance with Law.

          (i)    [Seller]'s exact legal name is [    ]; [Additional Seller]'s exact legal name is [    ]. [Seller] is a [limited liability company/corporation], duly organized, validly existing and in good standing under the laws of the State of [    ]; [Additional Seller] is a [limited liability company/corporation], duly organized, validly existing and in good standing under the laws of the State of [    ].

          (ii)   [Seller]'s organizational identification number is [    ]; [Additional Seller]'s organizational identification number is [    ].

          (iii)  Seller has the requisite corporate, partnership or limited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage. Seller is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify could not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.

          (iv)  Seller is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

        (g)    Financial Condition; No Material Adverse Change.    Seller has heretofore furnished to Buyer a copy of its most recent quarterly balance sheet and the related statement of income and cash flows, certified by a Responsible Officer of the Parent to be true and correct; such financial statements are true and correct, fairly present the consolidated financial condition of Seller and its Subsidiaries as of such date and have been prepared in accordance with Tax Based Accounting Principles. Since the date of the most recent financial statements delivered to Buyer, no change having a Material Adverse Effect has occurred.

        (h)    No Litigation.    As of the date of this Agreement and as of the Purchase Date for the purchase of any Purchased Assets hereunder, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending, or to the knowledge of Seller threatened, against Seller as to which there is a reasonable possibility of an adverse determination that would have a Material Adverse Effect. To the extent the representations and warranties in this Section 8.01 shall be remade as of any date subsequent to the date hereof, Seller shall be deemed to represent that as of such subsequent date, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending, or to the knowledge of Seller, threatened, against Seller which have not been disclosed to Buyer in writing and as to which there is a reasonable possibility of an adverse determination that would have a Material Adverse Effect.

        (i)    No Conflicts or Consents.    Neither the execution and delivery of this Agreement and the other Repurchase Documents by Seller, nor the consummation of any of the transactions by it herein or therein contemplated, nor compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict with any provision of law, statute, or regulation to which Seller is subject or any material judgment, license, order, or permit applicable to Seller or contravene or conflict with or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Seller pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or instrument to which Seller is a party or by which Seller may be bound, or to which Seller may be subject, other than Liens created pursuant to the Repurchase Documents. No consent, approval, authorization, or order of any court or Governmental Authority or third party is required in connection with the execution and delivery by Seller of the Repurchase Documents to which it is a party or to consummate the transactions contemplated hereby or thereby which has not already been obtained.

        (j)    Authorization, Power and Enforceability.    Seller has all necessary corporate or other power, authority and legal right to execute, deliver, and perform under this Agreement and each of the other Repurchase Documents executed by it; Seller is duly authorized to execute, deliver, and perform under this Agreement and the other Repurchase Documents to which it is a party and is and will continue to be duly authorized to perform under this Agreement and such other Repurchase Documents; and each Repurchase Document has been duly executed and delivered by Seller, as applicable, and constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

        (k)    Governmental Approvals.    No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Repurchase Document to which Seller is or will be a party, (ii) the legality, validity, binding effect or enforceability of any such Repurchase Document against Seller or (iii) the consummation of the transactions contemplated by this Agreement (other than the filing of certain financing statements in respect of certain security interests).

        (l)    Use of Proceeds; Margin Regulations.    All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller's Governing Documents, provided that no part of the proceeds of any Transaction will be used by Seller to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the entering into of any Transaction nor the use of any proceeds thereof will violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

        (m)    Taxes.    Seller and each Subsidiary thereof has filed all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes (including mortgage recording taxes), assessments, fees, and other governmental charges payable by it, or with respect to any of their properties, which have become due, and income or franchises have been paid prior to the time that such taxes could give rise to a lien thereon or are being contested in good faith by appropriate proceedings and appropriate reserves therefor have been established in accordance with GAAP. Seller and each Subsidiary thereof has paid, or has provided adequate reserves (in the good faith judgment of the management of Seller) for the payment of, all federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to date. There is no material action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of Seller, threatened by any authority regarding any taxes relating to Seller or any Subsidiary thereof which is material or not being contested in good faith. Neither Seller nor any Subsidiary thereof has entered into any agreement or waiver or been requested to enter into any agreement or waiver extending any statute of limitations relating to the payment or collection of taxes, or is aware of any circumstances that would cause the taxable years or other taxable periods of Seller or any Subsidiary thereof not to be subject to the normally applicable statute of limitations.

        (n)    Government Regulation.    Neither Seller nor any Subsidiary thereof is (i) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended; (ii) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

        (o)    Purchased Assets.

          (i)    As of the date hereof, Seller has not assigned, pledged, or otherwise conveyed or encumbered any Mortgage Asset (or any interest therein) to any other Person, and immediately prior to the sale of such Mortgage Asset to Buyer, Seller was the sole owner of such Mortgage

  Asset and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to Buyer hereunder.

          (ii)   The provisions of this Agreement and the related Confirmation are effective to either constitute a sale of Purchased Items to Buyer or to create in favor of Buyer a legal, valid and enforceable security interest in all right, title and interest of Seller in, to and under the Purchased Items.

          (iii)  Upon receipt by the Custodian of each Mezzanine Note or Junior Interest Note, endorsed in blank by a duly authorized officer of Seller, either a purchase shall have been completed by Buyer of such Mezzanine Note or Junior Interest Note, as applicable, or Buyer shall have a valid and fully perfected first priority security interest in all right, title and interest of Seller in the Purchased Items described therein.

          (iv)  Each of the representations and warranties made in respect of the Purchased Assets pursuant to Schedule 1(a)–1(g), as applicable, are true, complete and correct.

          (v)   Upon the filing of financing statements on Form UCC-1 naming Buyer as "Secured Party", Seller as "Debtor" and describing the Purchased Items, in the jurisdictions and recording offices listed on Exhibit D attached hereto, the security interests granted hereunder in that portion of the Purchased Items which can be perfected by filing under the Uniform Commercial Code will constitute fully perfected security interests under the Uniform Commercial Code in all right, title and interest of Seller in, to and under such Purchased Items.

          (vi)  Upon execution and delivery of the Account Control Agreement, Buyer shall either be the owner of, or have a valid and fully perfected first priority security interest in, the "investment property" and all "deposit accounts" (each as defined in the Uniform Commercial Code) comprising Purchased Items.

        (p)    Principal Place of Business; Location of Records; Federal Tax ID.    The principal place of business of Seller is located at [    ]. All of the books and records of Seller are and will be kept at [    ] and will continue to be at such location (unless the Seller notifies Buyer in writing at least thirty (30) days prior to the date of any change). [Seller]'s federal taxpayer's identification number is [    ]. [Additional Seller]'s federal taxpayer's identification number is [    ].

        (q)    Interest Rate Protection Agreements.    Seller has entered into all Interest Rate Protection Agreements required pursuant to Section 9.01(w) and to the actual knowledge of Seller, as of the date of this Agreement and as of the Purchase Date for the purchase of any Purchased Assets subject to an Interest Rate Protection Agreement, each such Interest Rate Protection Agreement is in full force and effect in accordance with its terms and no default or event of default exists thereunder.

        (r)    Servicing Agreements.    Seller has delivered to Buyer all Servicing Agreements pertaining to the Mortgage Assets and to the actual knowledge of Seller, as of the date of this Agreement and as of the Purchase Date for the purchase of any Purchased Assets subject to a Servicing Agreement, each such Servicing Agreement is in full force and effect in accordance with its terms and no default or event of default exists thereunder.

        (s)    True and Complete Disclosure.    The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Seller to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Repurchase Documents or included herein or therein or delivered pursuant hereto or thereto (other than with respect to the Mortgage Assets), when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Seller to Buyer in connection with this Agreement and the other Repurchase Documents and the transactions contemplated hereby (other than with respect to the Mortgage Assets) and thereby will be true, complete and accurate in all material respects, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of Seller, after due inquiry, that would reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Repurchase Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

        (t)    No Plan Assets.    Seller is not an "employee benefit plan," as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Seller constitutes or will constitute "plan assets" of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Seller is not a "governmental plan" within the meaning of Section 3(32) of ERISA and (b) transactions by or with Seller are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

        (u)    No Reliance.    Seller has made its own independent decisions to enter into each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer as to any aspect of the Repurchase Documents or any Transaction, including without limitation, the legal, accounting or tax treatment of such Transactions.

        (v)    Patriot Act.    Seller is in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of any Transaction will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

        (w)    Insurance.    As of the date of this Agreement and as of the Purchase Date for the purchase of any Purchased Assets hereunder, Seller has, with respect to its properties and business, insurance covering the risks, in the amounts, with the deductible or other retention amounts, and with the carriers, listed on Schedule 4, which insurance meets the requirements of Section 9.01(y).

        (x)    Environmental Matters.    As of the date of this Agreement and as of the Purchase Date for the purchase of any Purchased Assets hereunder:

          (i)    To the best knowledge of Seller, no properties owned or leased by Seller and no properties formerly owned or leased by Seller, its predecessors, or any former subsidiaries or predecessors thereof (the "Properties"), contain, or have previously contained, any Materials of Environmental Concern in amounts or concentrations which constitute or constituted a violation of, or reasonably could be expected to give rise to liability under, Environmental Laws;

          (ii)   To the best knowledge of Seller, Seller is in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Laws which reasonably would be expected to interfere with the continued operations of Seller;

          (iii)  Seller has not received any notice of violation, alleged violation, non-compliance, liability or potential liability under any Environmental Law, nor does Seller have any actual knowledge that any such notice will be received or is being threatened;

          (iv)  To the best knowledge of Seller, Materials of Environmental Concern have not been transported or disposed by Seller in violation of, or in a manner or to a location which reasonably would be expected to give rise to liability under, any applicable Environmental Law, nor has Seller generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that reasonably would be expected to give rise to liability under, any applicable Environmental Law;

          (v)   No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of Seller, threatened, under any Environmental Law which Seller is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements arising out of judicial proceedings or governmental or administrative actions, outstanding under any Environmental Law to which Seller is a party;

          (vi)  To the best knowledge of Seller, there has been no release or threat of release of Materials of Environmental Concern in violation of or in amounts or in a manner that reasonably would be expected to give rise to liability under any Environmental Law for which Seller may become liable; and

          (vii) to the best knowledge of Seller, each of the representations and warranties set forth in the preceding clauses (i) through (vi) is true and correct with respect to each parcel of real property owned or operated by Seller.

        (y)    Insider.    Seller is not an "executive officer," "director," or "person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities" (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Buyer, of a bank holding company of which Buyer is a subsidiary, or of any subsidiary, of a bank holding company of which Buyer is a subsidiary, of any bank at which Buyer maintains a correspondent account or of any lender which maintains a correspondent account with Buyer.

        (z)    Office of Foreign Assets Control.    Seller is not a person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) who engages in any dealings or transactions prohibited by Section 2 of such executive order, or to the best of Seller's knowledge, is otherwise associated with any such person in any manner violative of Section 2 of such executive order, or (iii) on the current list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury's Office of Foreign Assets Control regulation or executive order.

        (aa)    Certain Tax Matters.    Seller represents and warrants, and acknowledges and agrees, that it does not intend to treat any Transaction or any related transactions hereunder as being a "reportable transaction" (within the meaning of United States Treasury Department Regulation Section 1.6011-4). In the event that Seller determines to take any action inconsistent with such intention, it will promptly notify Buyer. If Seller so notifies Buyer, Seller acknowledges and agrees that Buyer may treat each Transaction as part of a transaction that is subject to United States Treasury Department Regulation Section 301.6112-1, and Buyer will maintain the lists and other records required by such Treasury Regulation.

        (bb)    Fiscal Year.    The fiscal year of Seller is the calendar year.

        (cc)    Agreements.    Seller is not a party to any agreement or instrument or subject to any restriction which could reasonably be expected to have any Material Adverse Effect. Seller is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Seller is bound. Seller has no material financial obligation under any agreement or instrument to which Seller is a party or by which Borrower is otherwise bound, other than (a) obligations incurred in the ordinary course of Seller's business and (b) obligations under the Repurchase Documents.

        (dd)    REIT.    Seller has not engaged in any material "prohibited transactions" as defined in Section 857(b)(6)(B)(iii) and (C) of the Code. Seller for its current "tax year" (as defined in the Code)

is and for all prior tax years subsequent to its election to be a real estate investment trust has been entitled to a dividends paid deduction under the requirements of Section 857 of the Code with respect to any dividends paid by it with respect to each such year for which it claims a deduction in its Form 1120-REIT filed with the United States Internal Revenue Service for such year.

ARTICLE IX

COVENANTS

        Section 9.01    Seller Covenants.    On and as of the date of this Agreement and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, each Seller covenants that:

        (a)    Financial Statements.    Seller shall deliver or cause to be delivered to Buyer:

          (i)    as soon as available and in any event within the earlier to occur of (i) ten (10) days following the filing of Parent's Form 10-Q with the Securities and Exchange Commission, and (ii) fifty-five (55) days after the end of each fiscal quarter of Parent, the unaudited consolidated balance sheets of each Seller and their respective Consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a schedule of all contingent funding obligations and hedging positions of each Seller and their respective Consolidated Subsidiaries and a certificate of a Responsible Officer, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Parent and its Consolidated Subsidiaries (and, to the extent applicable, for each Seller) in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);

          (ii)   as soon as available and in any event within the earlier to occur of (i) ten (10) days following the filing of Parent's Form 10-K with the Securities and Exchange Commission and (ii) one hundred (100) days after the end of each fiscal year of the Parent, the audited consolidated balance sheets of the Parent and its Consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for the Parent and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Parent and its consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default;

          (iii)  as soon as available, and in any event within thirty (30) days after filing with the applicable taxing authority, copies of all federal and state income tax returns and all other material tax returns, domestic and foreign, required to be filed by Seller and its respective Consolidated Subsidiaries, in each case with all supporting documentation and such other information as may reasonably be requested by Buyer.

          (iv)  (A) with respect to each Mortgage Asset (not including RMBS) originated or master serviced by an Affiliate of Seller or Buyer, as soon as available, but in any event not later than sixty (60) days after the end of each fiscal quarter of Seller, the rent roll, operating statement and aging of accounts receivable and accounts payable for each Underlying Mortgaged Property and (B) with respect to each Mortgage Asset not originated or master serviced by an Affiliate of Seller or Buyer, Seller shall use its good faith efforts to deliver as soon as practicable, the rent roll, operating statement and aging of accounts receivable and accounts payable for each Underlying Mortgaged Property;

          (v)   with respect to each Mortgage Asset (not including RMBS), as soon as available, but in any event not later than sixty (60) days after the end of each fiscal quarter of Seller, a report detailing projections of Seller with respect to such Mortgage Asset for the following six (6) month period, which shall include, in any event, a description of Seller's internal risk rating, tenant ratings, tenant KMV ratings (if applicable) and/or surveillance of such Mortgage Asset;

          (vi)  with respect to each Mortgage Asset to the extent received by any Seller from the obligor under any Mortgage Asset, as soon as available, but in any event not later than thirty (30) days after receipt thereof, the annual balance sheet with respect to such obligor;

          (vii) with respect to each Mortgage Asset that is CMBS, RMBS, or a Junior Interest, as soon as available but in any event not later than thirty (30) days after receipt thereof, (i) the related monthly securitization report, if any, and (ii) within thirty (30) days after the end of each month, a copy of the standard monthly exception report, prepared by Seller in the ordinary course of its business in respect of the related Mortgage Asset or Underlying Mortgaged Property;

          (viii) from time to time such other information regarding the financial condition, operations, or business of Seller as Buyer may reasonably request; and

          (ix)  as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of Seller knows, or with respect to any Plan to which Seller or any Subsidiary thereof makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan has occurred or exists, a statement signed by a senior financial officer of Seller setting forth details respecting such event or condition and the action, if any, that Seller or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Seller or an ERISA Affiliate with respect to such event or condition):

            (A)  any Reportable Event, or and any request for a waiver under Section 412(d) of the Code or any successor provision thereof for any Plan;

            (B)  the distribution under Section 4041(c) of ERISA or any successor provision thereof of a notice of intent to terminate any Plan or any action taken by Seller or an ERISA Affiliate to terminate any Plan;

            (C)  the institution by PBGC of proceedings under Section 4042 of ERISA or any successor provision thereof for the termination of, or the appointment of a trustee to administer, any Plan; and

            (D)  the adoption of an amendment to any Plan that would result in the loss of tax exempt status of the trust of which such Plan is a part if Seller or an ERISA Affiliate fails to provide timely security to such Plan in accordance with the provisions of Section 401(a)(29) of the Code or Section 307 of ERISA or any successor provision thereof.

        (b)    Certificates; Other Information.    Seller shall furnish to Buyer:

          (i)    concurrently with the delivery of the financial statements referred to in Sections 9.01(a)(ii) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefore no knowledge was obtained of any Default or Event of Default caused by a failure to comply with the requirements of Section 9.01(l)-(n) or (hh)-(mm), except as specified in such certificate;

          (ii)   concurrently with the delivery of the financial statements referred to in Section 9.01(a) above and with the delivery of each Confirmation, a certificate of a Responsible Officer substantially in the form of Exhibit K hereto (i) stating that, to the best of such Responsible Officer's knowledge, Seller during such period has observed or performed all of its covenants and other agreements in all material respects, and satisfied every material condition, contained in this Repurchase Agreement and the related documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) showing in detail the calculations supporting such Responsible Officer's certification of Seller's compliance with the requirements of Sections 9.01(l)-(n) or (hh)-(mm) and (iii) showing in detail the calculations projected with respect to the requirements of Sections 9.01(l)-(n) or (hh)-(mm) for the upcoming period of four (4) fiscal quarters;

          (iii)  as soon as available, but in any event not later than ninety (90) days after the end of each fiscal year of Seller, a copy of the projections of Seller and the Parent of the operating budget and cash flow budget of Seller and the Parent for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer certifying that such projections have been prepared in good faith based upon reasonable assumptions;

          (iv)  promptly upon receipt thereof, copies of all reports submitted to Seller by independent certified public accountants in connection with each annual, interim or special audit of the books and records of Seller made by such accountants, including, without limitation, any management letter commenting on Seller's internal controls submitted by such accountants to management in connection with their annual audit;

          (v)   within thirty (30) days of the end of each calendar quarter, a quarterly report, which report shall include, among other items, (1) a summary of Seller's delinquency and loss experience with respect to Mortgage Assets serviced by Seller, any Servicer or any designee of either, and (2) operating statements and the occupancy status of such Mortgaged Property and other property level information, plus any such additional reports as Buyer may reasonably request with respect to Seller or any Servicer's servicing portfolio or pending originations of Mortgage Assets;

          (vi)  within fifteen (15) days after the same are sent, copies of all financial statements and reports which Seller sends to its stockholders, and within fifteen (15) days after the same are filed, copies of all financial statements and reports which Seller may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

          (vii) no later than the 15th day of each month, with respect to each Purchased Asset, a Purchased Asset Data Summary, substantially in the form of Exhibit L, properly completed; and

          (viii) promptly, any report or material notice received by Seller with respect to any Purchased Asset and such additional financial and other information as Buyer may from time to time reasonably request.

        (c)    Litigation.    Seller will promptly, and in any event within ten (10) Business Days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened in writing) or other legal or arbitrable proceedings affecting Seller or any Subsidiary thereof or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $1,000,000 (not covered by insurance), or (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect.

        (d)    Existence, etc.    Seller shall:

          (i)    continue to engage in business of the same general type as now conducted by it or otherwise as approved by Buyer prior to the date hereof and maintain and preserve its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business (including, without limitation, preservation of all lending licenses held by Seller and of Seller's status as a "qualified transferee" (however denominated) under all documents which govern the Purchased Assets and any applicable inter-creditor arrangement); provided, that nothing in this Section 9.01(d)(i) shall prohibit any transaction expressly permitted under Section 9.01(e);

          (ii)   comply with all Contractual Obligations and with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

          (iii)  keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

          (iv)  not (i) cause or permit any change to be made in its name, organizational identification number, identity or corporate structure, each as described in Section 8.01(f) or (ii) change its jurisdiction of organization, unless it shall have provided Buyer thirty (30) days' prior written notice of such change and shall have first taken all action required by Buyer for the purpose of perfecting or protecting the lien and security interest of Buyer established hereunder;

          (v)   pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and

          (vi)  permit representatives of Buyer, upon reasonable notice (unless a Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, to examine, copy (at Buyer's expense) and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Buyer.

        (e)    Prohibition of Fundamental Changes; Fiscal Year and Accounting Method.    Seller shall not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), sell all or substantially all of its assets or acquire or form any Subsidiaries (other than the Subsidiaries set forth on Schedule 5 hereto); provided, that Seller may merge or consolidate with (A) any wholly owned subsidiary of Seller or (B) any other Person if Seller is the surviving corporation, in either case, as long as, after giving effect thereto, no Default or Event of Default would exist hereunder. Seller shall not change its respective fiscal year or method of accounting without the consent of Buyer and Seller shall give Buyer at least fifteen (15) days prior written notice of any such requested change, which notice shall include a detailed explanation of the changes intended to be made and pro forma financial statements demonstrating the impact thereof.

        (f)    Margin Deficit.    If at any time there exists a Margin Deficit, Seller shall cure same in accordance with Section 4.01.

        (g)    Notices.    Seller shall give notice to Buyer:

          (i)    promptly upon receipt by Seller of notice or knowledge of the occurrence of any Default or Event of Default;

          (ii)   with respect to any Purchased Asset, promptly upon receipt by Seller of any principal prepayment (in full or partial) of such Purchased Asset;

          (iii)  with respect to any Purchased Asset hereunder, promptly upon receipt of notice or knowledge by or of Seller that the Underlying Mortgaged Property has been materially damaged by waste, fire, earthquake or earth movement, flood, tornado or other casualty, or otherwise damaged so as to materially and adversely affect the Asset Value of such Purchased Asset; and

          (iv)  promptly upon receipt of notice or knowledge by or of Seller of (i) any material default related to any Purchased Item, (ii) any Lien or security interest on, or claim asserted against, any Purchased Item or (iii) any event or change in circumstances which would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Seller setting forth details of the occurrence referred to therein and stating what action Seller has taken or proposes to take with respect thereto.

        (h)    Transactions with Affiliates.    Seller may enter into any transaction with an Affiliate; provided that such transaction is disclosed in writing in advance to Buyer and such transaction is upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate; provided, further, that in no event shall Seller transfer to Buyer hereunder any Mortgage Asset acquired by Seller from an Affiliate of Seller unless a Non-Consolidation Opinion and a True Sale Opinion have been delivered to Buyer prior to such sale.

        (i)    Limitation on Liens.    Immediately upon notice to Seller of a Lien or any circumstance which if adversely determined would be reasonably likely to give rise to a Lien (other than in favor of the Buyer) on the Purchased Items, Seller will defend the Purchased Items against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Purchased Items (other than any security interest created under this Agreement), and Seller will defend the right, title and interest of Buyer in and to any of the Purchased Items against the claims and demands of all persons whomsoever.

        (j)    Limitations on Indebtedness, Guarantees and Contingent Liabilities.    Seller shall not create, incur, assume or suffer to exist any Indebtedness, Guarantees or Contingent Liabilities, except Indebtedness of Seller to Buyer or an Affiliate thereof.

        (k)    Limitation on Distributions.    Seller shall not declare or make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller, except, so long as no Default, Event of Default or Margin Deficit shall have occurred and be continuing, Seller may make such payments solely to the extent necessary to preserve the status of the Parent as a REIT and to make payments subject to the following restrictions: (1) during the first year following the Effective Date of this Agreement, Seller may make payments in an amount equal to (a) 103% of FFO only if a dividend payment is made to reimburse certain original shareholders for expenses associated with the capitalization of Parent, or (b) 100% of FFO if no such dividend payment is made, and (2) after the first year following the Effective Date, Seller may make payments in an amount equal to 100% of FFO.

        (l)    Weighted Average of Purchase Rate and LTV.    No Seller shall permit (i) the weighted average Purchase Rate of all Mortgage Assets to exceed 85.0% or (ii) the weighted average LTV of all Mortgage Assets multiplied by the weighted average Purchase Rate of all Mortgage Assets to exceed 80.0%.

        (m)    Interest Coverage.    Seller shall not permit, during any Test Period, the ratio of (i) the sum of Consolidated Adjusted EBITDA of Seller at any time such Test Period to (ii) Consolidated Interest Expense of Seller at any time such Test Period to be less than 1.50 to 1.00.

        (n)    Maintenance of Ratio of Consolidated Total Indebtedness to Consolidated Total Assets.    Seller (on a consolidated basis) shall not permit the ratio of Consolidated Total Indebtedness of Seller to Consolidated Total Assets of Seller at any time to be greater than 0.85 to 1.00.

        (o)    Positive Net Income.    Parent's Net Income shall be positive at all times following the first anniversary of the Effective Date of this Agreement.

        (p)    Servicer; Servicing Tape.    Seller shall cause each Servicer to provide to Buyer and to the Custodian via Electronic Transmission, a remittance report on a monthly basis by no later than the 15th day of each month (the "Reporting Date") containing servicing information, including without limitation those fields reasonably requested by Buyer from time to time, on a loan-by-loan basis and in the aggregate, with respect to the Purchased Assets serviced hereunder by Seller or any Servicer for the month (or any portion thereof) prior to the Reporting Date (such remittance report, an "Asset Tape"). To the extent it has control, Seller shall not cause or permit any Mortgage Assets to be serviced by any servicer other than a Qualified Servicer.

        (q)    Required Filings.    Seller shall promptly provide Buyer with copies of all material documents which Seller or any Subsidiary of Seller is required to file with any regulatory body in accordance with its regulations.

        (r)    Remittance of Prepayments.    Seller shall remit or cause to be remitted to Buyer, with sufficient detail via Electronic Transmission to enable Buyer to appropriately identify the Mortgage Asset to which any amount remitted applies, all full or partial principal prepayments on any Purchased Asset that Seller or Servicer has received no later than five (5) Business Days following the date such prepayment was received.

        (s)    Mandatory Prepayments.    If at any time a Purchased Asset ceases to be an Eligible Asset, then the principal amount outstanding under this Agreement for such Purchased Asset shall become immediately due and payable and Seller shall be required to make a mandatory principal prepayment in an amount equal to the Repurchase Price plus any other amounts payable with respect to such Purchased Asset within five (5) Business Days of the first date on which the Purchased Asset was no longer an Eligible Asset.

        (t)    Custodial Agreement and Account Control Agreement.    Seller shall maintain each of the Custodial Agreement and Account Control Agreement in full force and effect and shall not amend or modify either of the Custodial Agreement or the Account Control Agreement or waive compliance with any provisions thereunder without the prior written consent of Buyer.

        (u)    Inconsistent Agreements.    Seller shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any material agreement containing any material provision which would be violated or breached by any Transaction hereunder or by the performance by Seller of its obligations under any Repurchase Document.

        (v)    Escrow Imbalance.    Seller shall, no later than five (5) Business Days after learning (from any source) of any material imbalance in any escrow account, fully and completely correct and eliminate such imbalance including, without limitation, depositing its own funds into such account to eliminate any overdrawal or deficit.

        (w)    Hedging.    Seller shall enter into Interest Rate Protection Agreement(s) selected by Seller and acceptable to Buyer with respect to all Purchased Assets which have a fixed rate of interest or yield and are intended for securitization and Seller shall enter into such other Interest Rate Protection Agreement(s) with respect to any or all of the Purchased Assets as Buyer may from time to time request. Seller shall take all such steps as Buyer deems necessary to perfect the security interest granted in each Interest Rate Protection Agreement pursuant to Section 6.01(e) of this Agreement.

        (x)    Separateness.    Seller shall (a) own no assets, and will not engage in any business, other than the assets and transactions specifically contemplated by this Agreement, which assets and transactions specifically contemplated by this Agreement shall include, without limitation, the origination, acquisition, ownership, management, servicing, administration, operation, collection, enforcement, development, improvement, leasing, exchange, participation, securitization, sale, transfer and other disposition of all of any portion of the Purchased Assets (including the Underlying Mortgaged Property and any business interests related thereto), personal property necessary for and used or to be used in connection with its ownership or operation of the Purchased Assets (including the Underlying Mortgaged Property and any business interests related thereto) or any portion thereof, cash, its interest under any associated Interest Rate Protection Agreement, this Agreement, and any and all agreements, documents, insurance policies, reports and other instruments in any way relating to the Purchased Assets (including the Underlying Mortgaged Property and any business interests related thereto) or any portion thereof; (b) not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (i) pursuant to this Agreement, and under the agreements, documents, insurance policies, reports and other instruments evidencing, securing or in any other way related to the Purchased Assets (including the Underlying Mortgaged Property and any business interests related thereto), (ii) in connection with customary representations, warranties, indemnities and agreements in connection with the origination, acquisition, ownership, management, servicing, administration, operation, collection, enforcement, financing, development, improvement, leasing, exchange, participation, securitization, sale, transfer or other disposition of the Purchased Assets (including the Underlying Mortgaged Property and any business interests related thereto), and (iii) under zoning and other governmental regulations, rules, prohibitions and ordinances and existing and proposed covenants, easements and other matters of public record governing, burdening, benefiting or otherwise affecting any real property constituting or underlying any of the Purchased Assets (including the Underlying Mortgaged Property and any business interests related thereto); (c) not make any loans or advances to any third party, and shall not acquire obligations or securities of its affiliates; (d) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets; (e) comply with the provisions of its organizational documents; (f) do all things necessary to observe organizational formalities and to preserve its existence, and will not amend, modify or otherwise change its organizational documents, or suffer same to be amended, modified or otherwise changed, without the prior written consent of Buyer, not to unreasonably withheld; (g) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is required under GAAP consistently applied as in effect from time to time or as a matter of law) and file its own tax returns (except to the extent that either consolidation is required or permitted under applicable law or it is a tax disregarded entity not required to file tax returns under applicable law); (h) be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize separate invoices and checks; (i) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; (j) not engage in or suffer any change of ownership, dissolution, winding up, liquidation, consolidation or merger in whole or in part, except as otherwise permitted in accordance herewith; (k) not commingle its funds or other assets with those of any Affiliate or any other Person; (l) maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person; (m) not and will not hold itself out to be responsible for the debts or obligations of any other Person; (n) shall not, without the vote of 100%

of the Board of Directors or Board of Managers of Seller (including, without limitation, each of the Independent Director(s) or Independent Manager(s)), (i) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding with respect to Seller; institute any proceedings under any applicable insolvency law or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally with respect to Seller; (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for Seller or a substantial portion of its properties; or (iii) make any assignment for the benefit of Seller's creditors; and (o) shall have at least one (1) Independent Director or Independent Manager.

        (y)    Maintenance of Property; Insurance.    Seller shall keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, and furnish to Buyer, upon written request, full information as to the insurance carried.

        (z)    Compliance with Laws.    Seller shall comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, and all federal securities laws) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

        (aa)    ERISA.    Seller shall, and shall cause each of its Subsidiaries to, comply in all material respects with all requirements of ERISA applicable with respect to each Plan.

        (bb)    Investments.    Neither Seller nor any Affiliate thereof shall acquire or maintain any right or interest in any Purchased Asset or Underlying Mortgaged Property that is senior to the rights and interests of Buyer therein under this Agreement and the other Repurchase Documents.

        (cc)    Payment of Obligations.    Seller shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature (including, without limitation, all amounts necessary to preserve the value of, and Seller's and Buyer's rights in, the Purchased Assets), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Seller, or its Subsidiaries, as the case may be.

        (dd)    Margin Regulations.    No part of the proceeds of any Transaction hereunder shall be used for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X.

        (ee)    Limitation on Lines of Business.    Seller shall not enter into any business, either directly or through any Subsidiary, except for those businesses in which Seller and its Subsidiaries are engaged on the date of this Agreement.

        (ff)    Payment of Breakage Costs.    Seller shall pay Buyer, within one (1) Business Day after any request therefor from Buyer, for all Breakage Costs at any time sustained or incurred by Buyer.

        (gg)    Additional Sellers.    Subject to the terms and conditions of this Agreement and the other Repurchase Documents, including without limitation the separateness provisions set forth in 9.01(x) of this Agreement, as a condition to the purchase of any asset types hereunder, Seller shall cause such asset to be owned by a Special Purpose Entity which shall be a subsidiary of Seller. In the event that any Seller at any time acquires or forms any such Special Purpose Entity, (i) each such Seller shall pledge in favor of Buyer all of the Capital Stock and other equity and ownership interests held by such Seller in each such Special Purpose Entity and such Seller shall take all such further action as Buyer shall deem reasonably necessary or advisable (including, without limitation, the execution of financing statements on form UCC-1 and any additional security agreements or amendments thereto) in order to effect and perfect such pledge and (ii) each such Special Purpose Entity shall deliver to buyer a properly completed and duly executed Additional Seller Joinder Agreement substantially in the form of

Exhibit O hereto, pursuant to which such Special Purpose Entity shall become an Additional Seller under this Agreement.

        (hh)    Maximum Total Liabilities Ratio.    At no time shall the Total Liabilities Ratio of Seller (on a consolidated basis) exceed eighty-five percent (85%).

        (ii)    Minimum Liquidity Requirement.    At no time during the first two (2) years following the Effective Date of this Agreement shall the Parent maintain less than $10,000,000 in Cash and Cash Equivalents. At no time thereafter shall the Parent maintain less than $15,000,000 in Cash and Cash Equivalents.

        (jj)    Fixed Charge Coverage Ratio.    At no time shall the Fixed Charge Coverage Ratio of Seller (on a consolidated basis) be less than 1.50 to 1.00.

        (kk)    Minimum Interest Coverage Ratio.    At no time shall the Interest Coverage Ratio of Seller (on a consolidated basis) be less than 1.75 to 1.00.

        (ll)    Minimum Tangible Net Worth.    At no time shall the Tangible Net Worth of Seller (on a consolidated basis) be less than the greater of (i) $40,000,000, and (ii) seventy-five percent (75%) of the net proceeds of any Equity Issuance from and after the date of this Agreement by Parent.

        (mm)    Prohibition on Additional Indebtedness.    Parent shall at no time be obligated for any Indebtedness in excess of $100,000,000 in the aggregate, which Indebtedness shall, for purposes hereof, include, inter alia, (i) Parent's obligations under this Agreement, (ii) Parent's obligations under the Guarantee Agreement executed pursuant to, and as that term is defined in, the Master Repo Facility, (iii) Seller's obligations under Liquidity Facility, and (iv) any Contingent Liabilities of Seller (on a consolidated basis), but which shall exclude (x) standard recourse carve-out guarantees, and (y) customary and standard trade payables incurred by Parent in the ordinary course of business, provided that (a) the aggregate amount of any such outstanding trade payables shall at no time exceed $500,000, and (b) any such trade payable amounts shall be paid by Parent within sixty (60) days of when they were incurred, and (z) fees payable under the Management Contract as in effect on the date hereof.

        (nn)    Independence of Covenants.    All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

        (oo)    Buy Back of Capital Stock.    Parent shall not (i) buy back any of its Capital Stock while this Agreement remains in effect, or (ii) exchange or permit the exchange of any of its Capital Stock in connection with and/or in consideration for any internalization of the management of the Parent.

        (pp)    Payment of Third Party Management Fees.    Fees paid under the Management Contract (or any replacement or substitution thereof) shall at no time exceed the fees payable under the Management Contract on the date of the IPO.

        (qq)    Qualified Transferee.    Parent, or any Subsidiary thereof, that is at any time the [obligee] with respect to any Eligible Asset, shall at no time fail to meet the requirements to be a Qualified Transferee of such Eligible Asset.

        (rr)    Additional Subsidiary Indebtedness.    Parent shall not allow or suffer to exist any Indebtedness on the part of any new or hereafter existing Subsidiary unless Parent shall have first delivered to Buyer a substantive Non-Consolidation Opinion of counsel with respect to Parent, such Subsidiary and Parent's obligations and liability with respect to such Indebtedness.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

        Section 10.01    Events of Default.    If any of the following events (each, an "Event of Default") occur, each Seller and Buyer shall have the rights set forth in Section 10.02, as applicable:

        (a)   any Seller shall default in the payment of any Repurchase Price due or any amount under Section 5.01 when due (whether at stated maturity, upon acceleration or at mandatory or optional prepayment);

        (b)    Any Seller or Parent shall disavow, revoke or terminate any of the Wachovia Facilities or shall otherwise challenge or contest in proceeding the validity or enforceability of any Facility Document; or

        (c)    Seller shall fail to cure any Margin Deficit in accordance with Section 4.01; or

        (d)    Seller shall default in the payment of any other amount payable by it hereunder or under any other Repurchase Document after written notification by Buyer of such default, and such default shall have continued unremedied for five (5) Business Days; or

        (e)    any representation, warranty or certification made or deemed made herein or in any other Repurchase Document by any Seller or any certificate furnished to Buyer pursuant to the provisions hereof or thereof or any material information with respect to the Mortgage Assets furnished in writing by on behalf of any Seller shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Asset Value of the Purchased Assets, unless (i) the applicable Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined in good faith by Buyer in its sole discretion to be materially false or misleading on a regular basis); or

        (f)    any Seller shall fail to comply with the requirements of Sections 9.01(c)—(dd), or (except as otherwise set forth in Sections 10.01(a), 10.01(b), 10.01(c), or 10.01(d)) any Seller shall fail to observe or perform any other covenant or agreement contained in this Agreement or any other Repurchase Document and such failure to observe or perform shall continue unremedied for a period of ten (10) Business Days after actual knowledge by the applicable Seller or receipt of written notice from the Buyer; provided, however that to the extent such failure to observe or perform relates to Seller's failure to deliver reports required under Sections 9.01(a)(iii) or 9.01(b)(v)(2) and neither Seller nor its Affiliates have received such reports, and Seller has used commercially reasonable efforts to obtain such reports as and when required hereunder, such failure shall not be deemed to be an Event of Default unless such failure shall have been on a consistent or frequent basis (which determination shall be made in Buyer's reasonable discretion); or

        (g)    a final judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against any Seller by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof; or

        (h)    an Act of Insolvency or any liquidation, reorganization or bankruptcy shall have occurred with respect to Parent, any Seller or any of Affiliate thereof; or

        (i)    Gramercy Capital Manager LLC or an Affiliate or SL Green Realty Corp. ceases to be the manager of Parent; or

        (j)    the Custodial Agreement, the Account Control Agreement or any Repurchase Document or a replacement therefor acceptable to Buyer shall for whatever reason be terminated by Seller or cease to be in full force and effect (other than due to causes solely within the control of Buyer or Custodian), or the enforceability thereof shall be contested by any Seller; or

        (k)    any Seller shall grant, or suffer to exist, any Lien on any Purchased Item (except any Lien in favor of Buyer); or the Purchased Items shall not have been sold to Buyer, or the Liens contemplated hereby shall cease or fail to be first priority perfected Liens on any Purchased Items in favor of Buyer (other than by result of any action or inaction by the Buyer) or shall be Liens in favor of any Person other than Buyer; or

        (l)    any Seller shall be in default under (i) any Indebtedness of Seller which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, if the aggregate amount of the Indebtedness in respect of which such default or defaults shall have occurred is at least $1,000,000, or (ii) any other material contract to which Seller is a party which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract if the aggregate amount of such obligations is at least $500,000; or

        (m)    (i) any Seller or an ERISA Affiliate shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Seller or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) any Seller or any ERISA Affiliate shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

        (n)    the Pledge and Security Agreement shall cease to create a valid and perfected security interest in favor of Buyer in the Capital Stock of any Seller, or any Seller shall so assert; or

        (o)    any Change of Control shall occur; or

        (p)    the Management Contract shall be amended to increase the amount of compensation required to be paid to the Manager thereunder, or the Management Contract shall be otherwise materially amended to the detriment of Parent, or the Manager shall be terminated, in any case without the prior written consent of Buyer;

        (q)    if there shall occur any Event of Default under, and as that term is defined in, the Liquidity Facility or the Master Repo Facility;

        (r)    if any Newly Formed Subsidiary, if required by Buyer to be a Special Purpose Entity, fails at any time to comply with all of the requirements of being a Special Purpose Entity, as such requirements are set forth in the definition thereof;

        (s)    any Seller shall fail to repurchase Purchased Assets within 120 days of the related Purchase Date (if no extension of the Repurchase Date has occurred); or

        (t)    upon the failure by Seller to satisfy any of the following asset or income tests:

          (i)    At the close of each taxable year, at least 75 percent of Seller's gross income consists of (i) "rents from real property" within the meaning of Section 856(c)(3)(A) of the Code, (ii) interest on obligations secured by mortgages on real property or on interests in real property, within the meaning of Section 856(c)(3)(B) of the Code, (iii) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) which is not property described in Section 1221(a)(1) of the Code, within the meaning of Section 856(c)(3)(C) of the Code, (iv) dividends or other distributions on, and gain (other than gain from "prohibited transactions" within the meaning of Section 857(b)(6)(B)(iii) of the Code) from the sale or other disposition of, transferable shares (or transferable certificates of beneficial interest) in other qualifying REITs within the meaning of Section 856(d)(3)(D) of the Code, and (v) amounts described in Sections 856(c)(3)(E) through 856(c)(3)(I) of the Code.

          (ii)    At the close of each taxable year, at least 95 percent of Seller's gross income consists of (i) the items of income described in paragraph 1 hereof (other than those described in Section 856(c)(3)(I) of the Code), (ii) gain realized from the sale or other disposition of stock or securities which are not property described in Section 1221(a)(1) of the Code, (iii) interest, (iv) dividends, and (v) income derived from payments to Seller on interest rate swap or cap agreements, options, futures contracts, forward rate agreements and other similar financial instruments entered into to reduce the interest rate risks with respect to any indebted ness incurred or to be incurred to acquire or carry real estate assets, or gain from the sale or other disposition of such an investment as described in Section 856(c)(5)(G), in each case within the meaning of Section 856(c)(2) of the Code.

          (iii)    At the close of each quarter of Seller's taxable years, at least 75 percent of the value of Seller's total assets (as determined in accordance with Treasury Regulations Section 1.856-2(d)) has consisted of and will consist of real estate assets within the meaning of Sections 856(c)(4) and 856(c)5(B) of the Code, cash and cash items (including receivables which arise in the ordinary course of Seller's operations, but not including receivables purchased from another person), and government securities.

          (iv)    At the close of each quarter of each of Seller's taxable years, (i) not more than 25 percent of Seller's total asset value will be represented by securities (other than those described in paragraph (iii), (ii) not more than 20 percent of Seller's total asset value will be represented by securities of one or more taxable REIT subsidiaries, and (iii) (a) not more than 5 percent of the value of Seller's total assets will be represented by securities of any one issuer (other than Government securities and securities of taxable REIT subsidiaries, and securities of a qualified REIT subsidiary within the meaning of Section 856(i) of the Code) of any of the REIT qualification tests pursuant to Section 856(c) of the Code.

        Section 10.02    Remedies.    (a) If an Event of Default shall have occurred and be continuing, the following rights and remedies are available to Buyer.

          (i)    At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency of Seller), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur. Buyer shall (except upon the occurrence of an Act of Insolvency of any Seller) give notice to Seller of the exercise of such option as promptly as practicable.

          (ii)    If Buyer exercises or is deemed to have exercised the option referred to in Section 10.02(a)(i),

            (A)    (i) all of Seller's obligations in respect of such Transactions to repurchase all Purchased Assets at the Repurchase Price therefor on the Repurchase Date, and to pay all other amounts owed by Seller hereunder, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied to the aggregate unpaid Repurchase Prices and any other amounts owed by Seller hereunder or under any other Repurchase Document, and (iii) Seller shall immediately deliver to Buyer any Purchased Assets subject to such Transactions then in Seller's possession or control;

            (B)    from and after the exercise or deemed exercise of such option, to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be determined by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price, (x) the Post-Default Rate to (y) the Repurchase Price for such Transaction as of the Repurchase Date (decreased as of any day by (i) any amounts actually in the possession of Buyer pursuant to clause (C) of this subsection, (ii) any proceeds from the sale of Purchased Assets applied to the Repurchase Price pursuant to Section 10.02(a)(iv), and (iii) any amounts applied to the Repurchase Price pursuant to Section 10.02(a); and

            (C)    all Income actually received by Buyer pursuant to Section 5.01 (excluding any Late Payment Fees paid pursuant to Section 3.06(a)) shall be applied to the aggregate unpaid Repurchase Price owed by the applicable Seller.

          (iii)    Upon the occurrence and during the continuance of one or more Events of Default, Buyer shall have the right to obtain physical possession of the Servicing Records (subject to the provisions of the Custodial Agreement) and all other files of the applicable Seller relating to the Purchased Assets and all documents relating to the Purchased Assets which are then or may thereafter come into the possession of Seller or any third party acting for Seller and Seller shall deliver to Buyer such assignments as Buyer shall request and Buyer shall have the right to appoint any Person to act as Servicer for the Purchased Assets. Buyer shall be entitled to specific performance of all agreements of Seller contained in the Repurchase Documents.

          (iv)    At any time on the Business Day following written notice to Seller (which notice may be the written notice given under Section 10.02(a)(i)), in the event Seller has not repurchased all Purchased Assets, Buyer may (A) immediately sell, without demand or further notice of any kind, at a public or private sale and at such price or prices as Buyer may deem satisfactory any or all Purchased Assets subject to such Transactions hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. The proceeds of any disposition of Purchased Assets shall be applied first to the costs and expenses incurred by Buyer in connection with any Seller's default; second to costs of related covering and/or related hedging transactions; third to the aggregate Repurchase Price; and fourth to any other outstanding obligation of any Seller to Buyer or its Affiliates under this Agreement.

          (v)    Each Seller agrees that Buyer may seek to obtain an injunction or an order of specific performance to compel Seller to fulfill any of its obligations as set forth in Article XI, if Seller fails or refuses to perform its obligations as set forth therein.

          (vi)    Seller shall be liable to Buyer, payable as and when incurred by Buyer, for (A) the amount of all actual out-of-pocket expenses, including legal or other expenses incurred by Buyer in connection with or as a consequence of any Event of Default, and (B) all costs incurred in connection with hedging or covering transactions.

          (vii)    Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

        (b)    Buyer may exercise one or more of the remedies available to Buyer immediately upon and during the continuance of an Event of Default and, except to the extent provided in Sections 10.02(a)(i) and 10.02(a)(iv), at any time thereafter without notice to any Seller. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

        (c)    Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives any defenses Seller might otherwise have to require

Buyer to enforce its rights by judicial process. Each Seller also waives any defense (other than a defense of payment or performance) Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Items, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm's-length.

        (d)    To the extent permitted by applicable law each Seller shall be liable to Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full or (ii) satisfied in full by the exercise of Buyer's rights hereunder. Interest on any sum payable by any Seller to Buyer under this Section 10.02(d) shall be at a rate equal to the Post-Default Rate.

ARTICLE XI

SERVICING

        Section 11.01    Seller Covenants.    Each Seller covenants to cause the servicing of the Mortgage Assets to be maintained in conformity with Accepted Servicing Practices and in a manner at least equal in quality to the servicing Seller would provide for Mortgage Assets which it owns. In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) an Event of Default, (ii) the date on which this Agreement terminates or (iii) the transfer of servicing approved by Buyer in accordance with the terms of this Agreement.

        Section 11.02    Seller as Servicer.    If the Mortgage Assets are serviced an Affiliate of any Seller, each Seller agrees that, until the repurchase of a Mortgage Asset on a Repurchase Date for a Mortgage Asset, Buyer is the owner of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Mortgage Asset (the "Servicing Records"). Each Seller covenants to safeguard such Servicing Records and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer's request.

        Section 11.03    Third Party Servicer.    If any Mortgage Assets are serviced by a person other than an Affiliate of Seller (such third party, the "Servicer"), (i) Seller shall, in accordance with Section 3.02(g), provide to Buyer a copy of the servicing agreement, which shall be in form and substance reasonably acceptable to Buyer (the "Servicing Agreement") and Seller shall require each Servicing Agreement to contain provisions relating to the delivery of information and reports as will enable each Seller to comply with its obligations under this Agreement as and when required hereunder, and (ii) each Seller hereby irrevocably assigns to Buyer, and Buyer's successors and assigns, all of Seller's right, title and interest in, to and under, and the benefits of, each Servicing Agreement pertaining to any Mortgage Assets. Each Seller agrees that no Person shall assume the servicing obligations with respect to any Mortgage Assets as successor to the Servicer unless such successor is a Qualified Servicer. Buyer hereby agrees that upon the repurchase of any Mortgage Asset, Buyer shall assign back to the applicable Seller all of Buyer's right, title and interest in, to and under, and the benefits of, any Servicing Agreement pertaining to such Mortgage Asset.

        Section 11.04    Event of Default.    If the servicer of the Mortgage Assets is a Seller or an Affiliate of a Seller, upon the occurrence and during the continuance of an Event of Default, Buyer shall have the right to terminate Seller or Affiliate as servicer of the Mortgage Assets and transfer servicing to its designee, at no cost or expense to Buyer, at any time thereafter. If the servicer of the Mortgage Assets is not a Seller, Buyer shall have the right, as contemplated in the applicable Servicer Notice, upon the occurrence of an Event of Default, to terminate any applicable Servicing Agreement and transfer servicing to its designee, at no cost or expense to Buyer, it being agreed that Seller will pay any and all fees required to terminate such Servicing Agreement and to effectuate the transfer of servicing to the designee of Buyer.

        Sectopm 11.05    Modification.    After the Purchase Date, until the repurchase of any Mortgage Asset, no Seller will have any right to modify or alter the terms of such Mortgage Asset and no Seller will have any obligation or right to repossess such Mortgage Asset or substitute another Mortgage Asset, in each case except as provided in the Custodial Agreement.

        Section 11.06    Inspection.    In the event that any Seller or any Affiliate thereof is servicing the Mortgage Assets, Seller or Affiliate shall permit Buyer to inspect Seller's or Affiliate's servicing facilities, as the case may be, for the purpose of satisfying Buyer that Seller or Affiliate, as the case may be, has the ability to service the Mortgage Assets as provided in this Agreement.

ARTICLE XII

MISCELLANEOUS

        Section 12.01    Indemnification and Expenses.    (a) Each Seller jointly and severally, agrees to indemnify and hold harmless Buyer and each of its Affiliates and Subsidiaries and their present and former respective officers, directors, employees, agents, advisors and other representatives (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, attorneys' fees and disbursements) ("Costs") that may be incurred by or asserted or awarded against any Indemnified Party, in each case relating to or arising out of this Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. Costs subject to this Section 12.01 shall include but not be limited to Costs incurred in connection with the violation of any Environmental Law, the correction of any environmental condition or the removal of any Materials of Environmental Concern, in each case in any way affecting Seller's or any of its Affiliates' properties or any of the Mortgage Assets. Without limiting the generality of the foregoing, each Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Mortgage Assets relating to or arising out of any violation or alleged violation of any law, rule or regulation, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 12.01 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Seller, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not any transaction contemplated hereby is consummated. Each Seller agrees not to assert any claim against any Indemnified Party, or any of their respective directors, officers, employees, attorneys, agents, and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Repurchase Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of any Transaction. In any suit, proceeding or action brought by an Indemnified Party in connection with any Mortgage Asset for any sum owing thereunder, or to enforce any provisions of any Mortgage Asset, each Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from any Seller. Each Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party's costs and expenses incurred in connection with the enforcement or the preservation of Buyer's rights under this Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, including without limitation the fees and disbursements of its counsel.

        (b)    Each Seller shall, whether or not any transaction contemplated hereby is consummated: (i) pay as when billed by Buyer, and in any event within three (3) days after demand from Buyer, all reasonable out-of-pocket costs and expenses (including, without limitation, all actual and reasonable fees and disbursements of outside legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any reasonable fees and expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with any Transactions or any proposed Purchased Assets, and the amount of such costs and expenses shall, until paid, bear interest at the greater of (x) 5.25% per annum in excess of the Prime Rate in effect from time to time or (y) 0.50% per annum in excess of the Federal Funds Rate in effect from time to time (or at such greater rate plus 6.00%, at any time the Post-Default Rate is applicable to any Transaction)) (A) of Buyer in connection with the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement, any other Repurchase Document or any other documents prepared in connection herewith or therewith and the documents and instruments referred to herein and therein (including, without limitation, all reasonable fees, disbursements and expenses of Cadwalader, Wickersham & Taft LLP and/or other counsel incurred as of the date of this Agreement, which amount shall be deducted from the Purchase Price paid for the first Transaction hereunder) and (B) of Buyer in connection with the enforcement of this Agreement and the other Repurchase Documents and any amendment, waiver or consent relating hereto or thereto and the documents and instruments referred to herein and therein; (ii) pay and hold Buyer harmless from and against any and all present and future stamp, documentary, issue, sales and use, value added, property and other similar taxes (other than taxes imposed on net income) with respect to the matters described in foregoing clause (i) and hold Buyer harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes; and (iii) indemnify each Indemnified Party from and hold each of them harmless against any and all Costs incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, the entering into and/or performance of this Agreement or any other Repurchase Document or the use of the proceeds of any Transaction hereunder or the consummation of any transactions contemplated herein or in any other Repurchase Document, including, without limitation, (A) the reasonable out of pocket due diligence, inspection, appraisals, testing and review costs and expenses incurred by Buyer with respect to Mortgage Assets submitted by any Seller for purchase under this Agreement, including, but not limited to, those actual out of pocket costs and expenses incurred by Buyer pursuant to Sections 11.01 through 11.06 and Section 12.11, (B) the reasonable fees and disbursements of counsel incurred in connection therewith and (C) any environmental liabilities with respect to any real estate or other assets held by any Seller or any of its Affiliates (but excluding any such Costs to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

        (c)    Without prejudice to the survival of any other agreement of any Seller hereunder, the agreements and obligations of each Seller contained in this Section 12.01 shall survive the repayment of all amounts owing to Buyer by Seller under the Repurchase Documents and the termination of the commitment of Buyer hereunder.

        Section 12.02    Single Agreement.    Each Seller and Buyer acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of Seller and Buyer agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transaction hereunder, (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.

        Section 12.03    Notices and Other Communications.    Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein and under the Custodial Agreement (including without limitation any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including without limitation by email, telex or telecopy) delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement and except for notices given under Article III (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by Electronic Transmission or telecopy (upon receipt of confirmation) or personally delivered or, in the case of a mailed notice, upon receipt.

        Section 12.04    Entire Agreement; Severability.    This Agreement together with the other Repurchase Documents and the Account Control Agreement constitute the entire understanding among Seller and Buyer with respect to the subject matter it covers and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Assets. By acceptance of this Agreement, Seller and Buyer acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

        Section 12.05    Assignments and Participations; Hypothecation of Purchased Assets.

        (a)    No Seller may assign any of its rights or obligations under this Agreement without the prior written consent of Buyer, not to be unreasonably withheld or delayed, and any attempt by any Seller to assign any of its rights or obligations under this Agreement without the prior written consent of Buyer shall be null and void. Buyer may upon notice to Seller and without consent of Seller, sell to one or more banks, financial institutions or other entities ("Participants") participating interests in any Transaction, its interest in the Purchased Assets, or any other interest of Buyer under this Agreement. Buyer shall have the right to disclose information to prospective Participants and Assignees (as defined herein). Buyer may, at any time and from time to time, assign to any Person (an "Assignee" and together with Participants, each a "Transferee" and collectively, the "Transferees") all or any part of its rights and interest in the Purchased Assets, or any other interest of Buyer under this Agreement; provided, that (i) unless Buyer is assigning all of its rights and interests in the Purchased Assets and under this Agreement, in which case there shall be no minimum transfer amount, each such assignment shall be in a minimum of amount of $5,000,000 and (ii) so long as no Default or Event of Default exists and so long as all Margin Deficits are timely satisfied in accordance with Article IV hereof, (A) Buyer shall not assign all or any part of its rights and interest in the Purchased Assets, or any other interest of Buyer under this Agreement, to the extent that, after giving effect to such assignment, Buyer is no longer the "lead" financial institution under this Agreement or any Person other than Buyer is agent for the financial institutions parties hereto and (B) Buyer shall not assign all or any part of its rights and interest in the Purchased Assets, or any other interest of Buyer under this Agreement, except to an Assignee which is a commercial bank, savings and loan association, pension fund, insurance company, investment bank or other similar financial institution or intermediary. Each Seller agrees to cooperate with Buyer in connection with any such assignment, transfer or sale of participating interest and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement in order to give effect to such assignment, transfer or sale.

        (b)    Title to all Purchased Assets and Purchased Items shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Assets. Nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Assets and Purchased Items or otherwise selling, pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Assets and Purchased Items, all on terms that Buyer may determine in its sole discretion; provided, however, that Buyer shall transfer the Purchased Assets to the applicable Seller on the applicable Repurchase Date free and clear of any pledge, Lien, security interest, encumbrance, charge or other adverse claim on any of the Purchased Assets. Nothing contained in this Agreement shall obligate the Buyer to segregate any Purchased Assets or Purchased Items transferred to Buyer by any Seller.

        SECTION 12.06    GOVERNING LAW.    THIS AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

        SECTION 12.07    SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

        (A)    ANY LEGAL ACTION OR PROCEEDING AGAINST ANY SELLER WITH RESPECT TO THIS AGREEMENT OR ANY OTHER REPURCHASE DOCUMENT TO WHICH SELLER IS A PARTY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, SELLER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH SELLER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SELLER AT ITS ADDRESS AS DESIGNATED IN ACCORDANCE WITH SECTION 12.03 OF THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF BUYER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY SELLER IN ANY OTHER JURISDICTION.

        (B)    EACH SELLER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER REPURCHASE DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

        (C)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER REPURCHASE DOCUMENTS OR ANY DEALINGS, COURSE OF DEALINGS, COURSE OF CONDUCT BETWEEN THEM, OR ANY STATEMENTS (WHETHER ORAL OR WRITTEN) OR OTHER ACTIONS OF ANY PARTY,

RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE RELATIONSHIP THAT IS BEING ESTABLISHED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY ACTION OF BUYER RELATING TO THE ADMINISTRATION OF THE TRANSACTIONS OR THE ENFORCEMENT OF THE REPURCHASE DOCUMENTS, AND NONE OF THE PARTIES HERETO WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

        (D)    EXCEPT AS PROHIBITED BY LAW, EACH SELLER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH SELLER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF BUYER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BUYER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.

        (E)    EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

        (F)    THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER REPURCHASE DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO ANY TRANSACTION ENTERED INTO HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

        Section 12.08    Amendments; Waivers; Remedies Cumulative.    Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by each of Seller and Buyer. Any amendments or waivers of the provisions of this Agreement or the Repurchase Documents with respect to (a) increases in the commitment of Buyer or Banks (as such term is defined in the Liquidation Facility), (b) reductions of principal payments, interest or fees, (c) extensions of scheduled maturities (other than as expressly permitted in this Agreement or the Liquidity Facility documents) or times for payment and (d) releases of any obligor, shall require the approval of Buyer and the Banks. Any provision of this Agreement may be waived by Buyer; provided, that no failure or delay on the part of Buyer in exercising any right, power or privilege hereunder or under any other Repurchase Document and no course of dealing with respect to any right, power or privilege hereunder or under any other Repurchase Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Repurchase Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Repurchase Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which Buyer would otherwise have. No notice to or demand on any Seller in any case shall entitle any Seller to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Buyer to any other or further action in any circumstances without notice or demand. An Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

        Section 12.09    Intent.    (a) The parties recognize that each Transaction is not a "Repurchase Agreement" as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the sub-limit of Purchased Assets subject to such Transaction or the term of such Transaction would render such definition applicable), or a "Securities Contract" as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of Purchased Assets subject to such Transaction would render such definition applicable).

        (b)    It is understood that either party's right to liquidate Purchased Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 10.02 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

        (c)    The parties agree and acknowledge that if a party hereto is an "Insured Depository Institution," as such term is defined in the Federal Deposit Insurance Act, as amended ("FDIA"), then each Transaction hereunder is a "Qualified Financial Contract," as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of Purchased Assets subject to such Transaction would render such definition inapplicable).

        (d)    It is understood that this Agreement constitutes a "Netting Contract" as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a "Covered Contractual Payment Entitlement" or "Covered Contractual Payment Obligation", respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a "Financial Institution" as that term is defined in FDICIA or regulations promulgated thereunder).

        Section 12.10    Joint and Several Liability.

        (a)    Each Seller hereby acknowledges and agrees that Seller shall be jointly and severally liable to Buyer to the maximum extent permitted by applicable law for all representations, warranties, covenants, obligations and indemnities of Seller hereunder.

        (b)    Each Seller hereby agrees that, to the extent another Seller shall have paid more than its proportionate share of any payment made hereunder, Seller shall be entitled to seek and receive contribution from and against any other Seller which has not paid its proportionate share of such payment; provided however, that the provisions of this clause shall in no respect limit the obligations and liabilities of any Seller to Buyer, and, notwithstanding any payment or payments made by any Seller (the "paying Seller") hereunder or any set-off or application of funds of the paying Seller by Buyer, the paying Seller shall not be entitled to be subrogated to any of the rights of Buyer against any other Seller or any collateral security or guarantee or right of offset held by Buyer, nor shall the paying Seller seek or be entitled to seek any contribution or reimbursement from the other Seller in respect of payments made by the paying Seller hereunder, until all amounts owing to Buyer by the Seller under the Repurchase Documents are paid in full. If any amount shall be paid to the paying Seller on account of such subrogation rights at any time when all such amounts shall not have been paid in full, such amount shall be held by the paying Seller in trust for Buyer, segregated from other funds of the paying Seller, and shall, forthwith upon receipt by the paying Seller, be turned over to Buyer in the exact form received by the paying Seller (duly indorsed by the paying Seller to Buyer, if required), to be applied against amounts owing to Buyer by Seller under the Repurchase Documents, whether matured or unmatured, in such order as Buyer may determine.

        (c)    Each Seller shall remain obligated under this Section 12.10 notwithstanding that, without any reservation of rights against Seller and without notice to or further assent by Seller, any demand by

Buyer for payment of any amounts owing to Buyer by any other Seller under the Repurchase Documents may be rescinded by Buyer and any the payment of any such amounts may be continued, and the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Buyer, and this Agreement and the other Repurchase Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Buyer may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Buyer for the payment of amounts owing to Buyer by Seller under the Repurchase Documents may be sold, exchanged, waived, surrendered or released. Buyer shall not have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for amounts owing to Buyer by Seller under the Repurchase Documents, or any property subject thereto. When making any demand hereunder against any Seller, Buyer may, but shall be under no obligation to, make a similar demand on any other Seller, and any failure by Buyer to make any such demand or to collect any payments from any other Seller, or any release of such other Seller shall not relieve any Seller in respect of which a demand or collection is not made or Seller not so released of their obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against Seller. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

        (d)    Each Seller waives any and all notice of the creation, renewal, extension or accrual of any amounts at any time owing to Buyer by any other Seller under the Repurchase Documents and notice of or proof of reliance by Buyer upon Seller or acceptance of the obligations of Seller under this Section 12.10, and all such amounts, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the obligations of Seller under this Section 12.10; and all dealings between the Sellers, on the one hand, and Buyer, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the obligations of the Seller under this Section 12.10. Seller waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Seller with respect to any amounts at any time owing to Buyer by Seller under the Repurchase Documents, other than such notices as are expressly required to be given under this Agreement or any of the other Repurchase Documents. Each Seller understands and agrees that it shall continue to be liable under this Section 12.10 without regard to (a) the validity, regularity or enforceability of any other provision of this Agreement or any other Repurchase Document, any amounts at any time owing to Buyer by Seller under the Repurchase Documents, or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Buyer, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Seller against Buyer, or (c) any other circumstance whatsoever (with or without notice to or knowledge of Seller) which constitutes, or might be construed to constitute, an equitable or legal discharge of Seller for any amounts owing to Buyer by Seller under the Repurchase Documents, or of Seller under this Agreement, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against Seller, Buyer may, but shall be under no obligation to, pursue such rights and remedies as it may have against Seller or any other Person or against any collateral security or guarantee related thereto or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Seller or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Seller of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against Seller.

        (e)    Anything herein or in any other Repurchase Document to the contrary notwithstanding, the maximum liability of Seller hereunder in respect of the liabilities of the other Sellers under this Agreement and the other Repurchase Documents shall in no event exceed the amount which can be guaranteed by Seller under applicable federal and state laws relating to the insolvency of debtors.

        Section 12.11    Periodic Due Diligence Review.    Each Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable (but no less than three (3) Business Day's) prior notice unless an Event of Default shall have occurred and be continuing, in which case no notice is required, to any Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Asset Files and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of any Seller and/or the Custodian. Each Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Asset Files and the Purchased Assets. Without limiting the generality of the foregoing, each Seller acknowledges that Buyer may purchase Mortgage Assets from the applicable Seller based solely upon the information provided by Seller to Buyer in the Seller Asset Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets purchased in a Transaction, including without limitation ordering new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Purchased Asset. Buyer may underwrite such Purchased Assets itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Each Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with reasonable access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Seller. The Seller shall pay all out-of-pocket costs and expenses (including fees and expenses of counsel, if any) incurred by Buyer in connection with Buyer's activities pursuant to this Section 12.11 ("Due Diligence Costs"); provided that, in the event that a Default or an Event of Default shall have occurred, the Seller shall reimburse Buyer for all Due Diligence Costs for any and all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with any due diligence review conducted by the Buyer pursuant to this Section 12.11 following the occurrence and during the continuation of such Default or Event of Default.

        Section 12.12    Buyer's Appointment as Attorney-in-Fact.    (a) Following the occurrence and during the continuance of an Event of Default, each Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact (coupled with an interest) with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer's discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by, but with written notice to, Seller, to do the following:

          (i)    in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any mortgage insurance or with respect to any other Purchased Items and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due under any such mortgage insurance or with respect to any other Purchased Items whenever payable;

          (ii)    to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Items;

          (iii)    (A) to direct any party liable for any payment under any Purchased Items to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Items; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Items; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Items or any proceeds thereof and to enforce any other right in respect of any Purchased Items; (E) to defend any suit, action or proceeding brought against Seller with respect to any Purchased Items; (F) to settle, compromise or adjust without Seller's consent any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Items as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer's option and Seller's expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Purchased Items and Buyer's Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do;

          (iv)    to direct the actions of the Custodian with respect to the Purchased Items under the Custodial Agreement; and

          (v)    to execute, from time to time, in connection with any sale provided for in Section 10.02, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Items.

        Each Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by the express terms hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

        (b)    The powers conferred on Buyer hereunder are solely to protect Buyer's interests in the Purchased Items and Purchase Assets and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to any Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

        Section 12.13    Legal Matters.    (a)    If there is any conflict between the terms of this Agreement or any Transaction entered into hereunder and the Custodial Agreement, this Agreement shall prevail.

        (b)    This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

        (c)    The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

        (d)    Each Seller hereby acknowledges that:

          (i)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Repurchase Documents;

          (ii)    Buyer has no fiduciary relationship to any Seller; and

          (iii)    no joint venture exists between Buyer and any Seller.

        Section 12.14    Confidentiality.    Each Seller and Buyer hereby acknowledge and agree that all information regarding the terms set forth in any of the Repurchase Documents or the Transactions contemplated thereby (the "Confidential Terms") shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent that (i) it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws including, without limitation, federal securities laws applicable to any Seller or any Affiliate thereof, (ii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, or (iii) in the event of a Default or an Event of Default Buyer determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Assets or otherwise to enforce or exercise Buyer's rights hereunder; provided, that nothing herein shall prevent any party from disclosing any such information (i) to any other party to this Agreement, (ii) to any Transferee or potential Transferee which agrees to comply with the provisions of this Section, or (iii) to its Affiliates, employees, directors, agents, attorneys, accountants and other professional advisors or other Persons deemed necessary or appropriate in the reasonable judgment of the disclosing party, in each case who are made aware of and instructed to comply with the provisions of this Section 12.14; and, provided, further, that no disclosure made with respect to any Repurchase Document shall include a copy of such Repurchase Document to the extent that a summary would suffice in lieu thereof and in the event that it is necessary for a copy of any Repurchase Document to be disclosed, any specific terms set forth in such Repurchase Document with respect to fees, pricing, advance rates and the like shall be redacted therefrom prior to disclosure of such Repurchase Document. The provisions set forth in this section shall survive the termination of this Agreement for a period of one year following such termination.

        Section 12.15.    Conflicts.    In the event of any conflict between the terms of this Agreement, any other Repurchase Document and any Confirmation, the documents shall control in the following order of priority: first, the terms of the Confirmation shall prevail, then the terms of this Agreement shall prevail, and then the terms of the other Repurchase Documents shall prevail.

        Section 12.16    Right of Set-off.    In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of such rights, each Seller hereby grants to Buyer a right of offset, to secure repayment of all amounts owing to Buyer by the Sellers under the Repurchase Documents, upon any and all monies, securities, collateral or other property of Seller and the proceeds therefrom, now or hereafter held or received by Buyer or any entity under the control of Buyer and their respective successors and assigns (including, without limitation, branches and agencies of Buyer, wherever located), for the account of Seller, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or specified) and credits of Seller at any time existing. Buyer is hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to any Seller, to offset, appropriate, apply and enforce such right of offset against any and all items hereinabove referred to against any amounts owing to Buyer by the Seller under the Repurchase Documents, irrespective of whether Buyer shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts. Each Seller shall be deemed directly indebted to Buyer in the full amount of all amounts owing to Buyer by the Seller under the Repurchase Documents, and Buyer shall be entitled to exercise the rights of offset provided for above. ANY AND ALL RIGHTS TO REQUIRE BUYER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE AMOUNTS OWING TO BUYER BY SELLER UNDER THE REPURCHASE DOCUMENTS, PRIOR TO EXERCISING ITS RIGHT OF OFFSET WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY EACH SELLER.

        Section 12.17    Treatment of Certain Information.    Notwithstanding anything to the contrary contained herein or in any related document, all Persons may disclose to any and all Persons, without limitation of any kind, the federal income tax treatment of any of the transactions contemplated by this Repurchase Agreement or any other related document, any fact relevant to understanding the federal tax treatment of such transactions and all materials of any kind (including opinions or other tax analyses) relating to such federal income tax treatment.

        Section 12.18    Increased Costs, Illegality, Etc.    (a)    In the event that Buyer shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

          (i)    on any date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable Pricing Rate on the basis provided for in the definition of Eurodollar Rate; or

          (ii)    at any time, that Buyer shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Transaction because of (x) any change since the date of this Agreement in any applicable law or governmental rule, regulation, order or request (whether or not having the force of law) (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order or request), such as, for example, but not limited to, (A) a change in the basis of taxation of payments to Buyer in respect of any amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or profits of Buyer imposed by the jurisdiction in which its principal office is located) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent covered by Section 12.18(c) and/or (y) other circumstances arising after the date hereof, affecting Buyer or the interbank Eurodollar market or the position of Buyer in such market; or

          (iii)    at any time that the entering into or continuance of any Transaction, the Pricing Rate applicable to which is based upon the Eurodollar Rate, has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by Buyer with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, Buyer shall promptly give notice thereof (by telephone confirmed in writing) to Seller. Thereafter (x) in the case of clause (i) above, Transactions, the Pricing Rate applicable to which is based upon the Eurodollar Rate, shall no longer be available until such time as Buyer notifies Seller that the circumstances giving rise to such notice by Buyer no longer exist, and any Transaction Request or Election Notice that is pending shall be deemed rescinded by the applicable Seller, and (y) in the case of clause (ii) above, Seller shall pay to Buyer, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as Buyer in its sole discretion shall determine) as shall be required to compensate Buyer for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to Buyer, showing the basis for the calculation thereof, submitted to Seller by Buyer shall, absent manifest error, be final and conclusive and binding on all the parties hereto).

        (b)    If Buyer determines at any time that any applicable law or governmental rule, regulation, order or request (whether or not having the force of law) adopted after the date hereof concerning capital adequacy, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by Buyer based on the existence of Buyer's obligations hereunder, then Seller shall pay to Buyer, upon its written demand therefor, such additional amounts as shall be required to compensate Buyer for the increased cost to Buyer as a result of such increase of capital. In determining such additional amounts, Buyer will act reasonably and in good faith and will use averaging and attribution methods which are reasonable and consistent with its policies and the policies of its holding company with respect to capital adequacy, provided that Buyer's determination of compensation owing under this Section 12.18(b) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Buyer, upon determining that any additional amounts will be payable pursuant to this Section 12.18(b), will give prompt written notice thereof to Seller, which notice shall show the basis for calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 12.18(d), release or diminish any of the Seller's obligations to pay or cause the payment of additional amounts pursuant to this Section 12.18(b).

        (c)    In the event that Buyer shall determine (which determination shall, absent manifest error, be final and conclusive and binding on all the parties hereto) at any time that by reason of Regulation D Buyer is required to maintain reserves in respect of any liabilities during any period that it has a Transaction, the Pricing Rate applicable to which is based upon the Eurodollar Rate, outstanding (each such period, a "Eurocurrency Reserve Period"), then Buyer shall promptly give notice (by telephone confirmed in writing) to Seller of such determination specifying the additional amounts required to indemnify Buyer against the cost of maintaining such reserves (such written notice to provide a computation of such additional amounts), and Seller shall directly pay to Buyer such specified amounts as additional interest at the time that it is otherwise required to pay interest in respect of such Transaction or, if later demanded by Buyer, promptly on demand. Buyer agrees that if it gives notice to Seller of the existence of a Eurocurrency Reserve Period, it shall promptly notify Seller of any termination thereof, at which time Seller shall cease to be obligated to pay additional Price Differential to Buyer pursuant to the first sentence of this Section 12.18(c) until such time, if any, as a subsequent Eurocurrency Reserve Period shall occur.

[SIGNATURES FOLLOW]

        IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.

SELLER
GRAMERCY CAPITAL CORP.
By:
Name: Title:
Address for Notices: [ ]
Attn: Telecopier No.:

GKK CAPITAL LP
By:
Name: Title:
Address for Notices: [ ]
Attn: Telecopier No.:
BUYER
[BUYER]
By:
Name: Title:
Address for Notices: 301 South College Street Charlotte, North Carolina 28288 Attn: Telecopier No.:

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  Exhibit 10.8
TABLE OF CONTENTS
ACQUISITION REPURCHASE AGREEMENT
ARTICLE I APPLICABILITY
ARTICLE II DEFINITIONAL PROVISIONS
ARTICLE III INITIATION; TERMINATION
ARTICLE IV MARGIN MAINTENANCE
ARTICLE V INCOME PAYMENTS; REQUIREMENTS OF LAW
ARTICLE VI SECURITY INTEREST
ARTICLE VII PAYMENT, TRANSFER AND CUSTODY
ARTICLE VIII SELLER REPRESENTATIONS AND WARRANTIES
ARTICLE IX COVENANTS
ARTICLE X EVENTS OF DEFAULT; REMEDIES
ARTICLE XI SERVICING
ARTICLE XII MISCELLANEOUS